UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Virtusa Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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EXPLANATORY NOTE

        This Amendment No. 1 amends and restates in its entirety the Definitive Proxy Statement and related Proxy Cards of Virtusa Corporation (the "Company") that was originally filed with the Securities and Exchange Commission on July 28, 2017. The original Definitive Proxy Statement and Proxy Card inadvertently omitted an advisory proposal relating to the frequency of holding future advisory stockholder votes on the compensation of the Company's named executive officers. The purpose of this Amendment No. 1 is to include that advisory proposal. No other changes have been made to the original Definitive Proxy Statement and Proxy Cards.

August 1, 2017

Dear Stockholder:

        You are cordially invited to attend the annual meeting of stockholders of Virtusa Corporation to be held at 8:00 a.m., local time, on Thursday, September 7, 2017 at the offices of Virtusa Corporation located at 2000 West Park Drive, Westborough, Massachusetts 01581.

        At this annual meeting, you will be asked to (i) elect three (3) class I directors, as nominated by our board of directors, for a three-year term and, with respect to the holders of our Series A Convertible Preferred Stock, one (1) Series A director, until his or her successor is duly elected and qualified or until such Series A director's right to hold the office terminates, whichever occurs earlier, (ii) ratify the appointment of our independent registered public accountants, (iii) cast an advisory vote on the compensation of our named executive officers, (iv) cast an advisory vote on the frequency of holding advisory votes on the compensation of our named executive officers and (v) transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof. The board of directors unanimously recommends that you vote FOR election of the director nominees, FOR ratification of appointment of our independent registered public accountants, FOR approval, on an advisory basis, of the compensation of our named executive officers and FOR a vote once every ONE year with respect to the frequency of holding advisory votes on the compensation of our named executive officers.

        Details regarding the matters to be acted upon at this annual meeting appear in the accompanying proxy statement. Please give this material your careful attention.

        Whether or not you plan to attend the annual meeting, please submit your vote via the Internet (www.envisionreports.com/VRTU), by telephone (1-800-652-VOTE (8683)), or by your proxy by completing, signing and dating the enclosed proxy card and returning it in the envelope provided as soon as possible so that your shares will be represented at the annual meeting. If you vote via the Internet or by telephone or send your proxy in, you will not limit your right to vote in person at the annual meeting. Your prompt cooperation will be greatly appreciated.

Very truly yours,

Kris Canekeratne Chairman and Chief Executive Officer

Virtusa Corporation
2000 West Park Drive
Westborough, Massachusetts 01581
(508) 389-7300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Thursday, September 7, 2017

To the Stockholders of Virtusa Corporation:

        The annual meeting of stockholders of Virtusa Corporation, a Delaware corporation (the "Company"), will be held on Thursday, September 7, 2017, at 8:00 a.m., local time, at Virtusa Corporation located at 2000 West Park Drive, Westborough, Massachusetts 01581, for the following purposes:

  1.
  To elect three (3) class I directors, as nominated by our board of directors, to our board, each to serve for a three-year term and, with respect to the holders of our Series A Convertible Preferred Stock, one (1) Series A director, until his or her successor is duly elected and qualified or until such Series A director's right to hold the office terminates, whichever occurs earlier, in each case until his respective successor has been duly elected and qualified, or until his earlier death, resignation or removal;

  2.
  To ratify the appointment of the accounting firm of KPMG LLP as the Company's independent registered public accountants for the current fiscal year;

  3.
  To hold an advisory vote on the compensation of our named executive officers;

  4.
  To hold an advisory vote on the frequency of holding future advisory votes on the compensation of our named executive officers; and

  5.
  To transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

        Proposal 1 relates solely to the election of three (3) class I directors and the one (1) Series A director nominated by the board of directors and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholder of the Company.

        Only stockholders of record at the close of business on July 17, 2017, are entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof.

        All stockholders are cordially invited to attend the annual meeting in person. However, to assure your representation at the annual meeting, we urge you, whether or not you plan to attend the annual meeting, to submit your vote via the Internet (www.envisionreports.com/VRTU), by telephone (1-800-652-VOTE (8683)), or by completing, signing and dating the enclosed proxy card and returning it in the envelope provided as soon as possible so that your shares will be represented at the annual meeting. If you vote via the Internet or by telephone or send your proxy in, you will not limit your right to vote in person at the annual meeting.

By Order of the Board of Directors,

Ranjan Kalia Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Westborough, Massachusetts
August 1, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON THURSDAY, SEPTEMBER 7, 2017: THE PROXY STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT www.envisionreports.com/VRTU, FOR REGISTERED HOLDERS AND AT www.edocumentview.com/VRTU FOR BENEFICIAL/STREET HOLDERS.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR PLEASE PROMPTLY SUBMIT YOUR VOTE VIA THE INTERNET (www.envisionreports.com/VRTU), OR BY TELEPHONE (1-800-652-VOTE (8683)), IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

IN ACCORDANCE WITH OUR SECURITY PROCEDURES, ALL PERSONS ATTENDING THE ANNUAL MEETING WILL BE REQUIRED TO PRESENT PICTURE IDENTIFICATION.

VIRTUSA CORPORATION
2000 West Park Drive
Westborough, Massachusetts 01581

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Thursday, September 7, 2017

August 1, 2017

        This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Virtusa Corporation, a Delaware corporation (the "Company," "our," "we" or "us"), for use at the annual meeting of stockholders to be held on Thursday, September 7, 2017, at 8:00 a.m., local time, at the offices of Virtusa Corporation located at 2000 West Park Drive, Westborough, Massachusetts 01581, and any adjournments or postponements thereof. An annual report to stockholders, containing financial statements for the fiscal year ended March 31, 2017, is being mailed together with this proxy statement to all stockholders entitled to vote at the annual meeting. This proxy statement and the form of proxy are expected to be first mailed to stockholders on or about August 2, 2017.

        The purposes of the annual meeting are to (i) elect three (3) class I directors, as nominated by our board of directors, for a three-year term and, with respect to the holders of our Series A Convertible Preferred Stock, one (1) Series A director, as nominated by our board of directors, until his or her successor is duly elected and qualified or until such Series A director's right to hold the office terminates, whichever occurs earlier, (ii) ratify the appointment of the accounting firm of KPMG LLP as the Company's independent registered public accountants for the current fiscal year, (iii) hold an advisory vote on the compensation of our named executive officers, (iv) hold an advisory vote on the frequency of holding future advisory votes on the compensation of our named executive officers and (v) transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof. The board of directors unanimously recommends that you vote FOR election of the director nominees, FOR ratification of the appointment of our independent registered public accountants, FOR approval, on an advisory basis, of the compensation of our named executive officers and FOR the holding of future advisory votes on the compensation of our named executive officers every ONE year.

        Only stockholders of record at the close of business on July 17, 2017, the record date, will be entitled to receive notice of and to vote at the annual meeting. As of July 17, 2017, 32,263,205 shares of common stock, $.01 par value per share, of the Company were eligible to vote at the annual meeting, of which 29,263,205 shares of common stock were issued and outstanding and 3,000,000 shares of common stock were issuable upon conversion of the 108,000 shares of Series A Convertible Preferred Stock, $.01 par value per share (the "Series A Preferred Stock") which are issued and outstanding. The holders of common stock (including the 3,000,000 shares of common stock issuable upon conversion of the Series A Preferred Stock) are entitled to one vote per share on any proposal presented at the annual meeting.

        Stockholders may vote in person or by proxy, or stockholders may submit their vote via the Internet (www.envisionreports.com/VRTU), by telephone (1-800-652-VOTE (8683)), or by completing, signing and dating the enclosed proxy card and returning it in the envelope provided as soon as possible so that the stockholder shares will be represented at the annual meeting. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card or voted via telephone or the Internet. Voting via the Internet or telephone will not limit your right to vote in person at the annual meeting as stated above. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the annual meeting, or (iii) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to: Virtusa Corporation, 2000 West Park Drive, Westborough, Massachusetts 01581, Attention: Secretary, before the taking of the vote at the annual meeting.

        The representation in person or by proxy of at least a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

        For Proposal 1, the three (3) class I directors are elected by a majority of the votes cast by stockholders entitled to vote at the annual meeting and the one (1) Series A director is elected by a majority of the votes properly cast by the holders of the Series A Convertible Preferred Stock for such election at the annual meeting. For Proposal 2, the ratification of the appointment of KPMG LLP as the Company's independent registered public accountants for the current fiscal year, for Proposal 3, the advisory vote on the compensation of our named executive officers, an affirmative vote of a majority of the shares properly cast for and against each such matter is required for approval and for Proposal 4, the advisory vote on the frequency of holding future advisory votes on the compensation of our named executive officers, the frequency that receives a plurality of the votes cast (i.e., the highest number of affirmative votes of the shares present or represented and entitled to vote at the annual meeting) shall be deemed the frequency recommended by the Company's stockholders. Brokerage firms, banks and other nominees who hold shares on behalf of their clients in "street name" are not permitted to vote the shares if the clients do not provide instructions (either vote FOR, or vote AGAINST, WITHHOLD their vote, or ABSTAIN) on matters that are not routine matters. If your shares are held through a broker, those shares will not be voted in Proposal 1 (the election of directors), Proposal 3 (the advisory vote on the compensation of our named executive officers) or Proposal 4 (the advisory vote on the frequency of future advisory votes on the compensation of our named executive officers), unless you affirmatively provide the broker instructions on how to vote. Abstentions, votes "withheld" and broker "non-votes" will have no effect in determining the outcome of Proposal 1. Abstentions are not counted as votes cast for or against a matter and thus will have no effect on Proposals 2, 3 and 4.

        The persons named as attorney-in-fact in the proxies, Ranjan Kalia, Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company, and Paul D. Tutun, Executive Vice President, General Counsel and Assistant Secretary, were selected by the board of directors. All properly executed proxies returned in time to be counted at the annual meeting, including any votes properly made via the Internet or telephone, will be voted by such persons at the annual meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR election of the director nominees, FOR ratification of the appointment of our independent registered public accountants, FOR the approval, on an advisory basis, of the compensation of our named executive officers, and FOR the holding of future advisory votes on the compensation of our named executive officers every ONE year.

        Aside from the election of directors, the ratification of the appointment of the independent registered public accountants, the advisory vote on the compensation of our named executive officers and the advisory vote on the frequency of holding of future advisory votes on the compensation of our named executive officers, the board of directors knows of no other matters to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the board of directors will be voted with respect thereto in accordance with the judgment of the persons named as attorney-in-fact in the proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of our common stock at June 30, 2017: (i) by each person who is known by us to beneficially own more than 5% of the outstanding shares of common stock and Series A Preferred Stock; (ii) by each director or nominee; (iii) by each named executive officer; and (iv) by all directors and executive officers as a group. Unless otherwise noted below, the address of each person listed on the table is c/o Virtusa Corporation, 2000 West Park Drive, Westborough, Massachusetts 01581.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned(1)	Percentage of Class Beneficially Owned(2)	Number of Shares of Series A Convertible Preferred Stock Beneficially Owned	Percentage of Class Beneficially Owned(2)
Five percent stockholders:
FMR LLC(3)	4,494,347	13.93%	—	0.00%
245 Summer Street
Boston, MA 02210
Black Rock, Inc.(4)	3,140,762	9.73%	—	0.00%
55 East 52nd Street
New York, NY 10022
The Vanguard Group(5)	1,851,815	5.74%	—	0.00%
100 Vanguard Blvd.
Malvern, PA 19355
Orogen Viper LLC(6)	3,000,000	9.30%	108,000	100%
One Rockefeller Plaza
Suite 2416
New York, NY 10020
Executive officers and directors:
Kris A. Canekeratne(7)	918,248	2.84%	—	*
Ranjan Kalia(8)	81,509	*	—	*
Raj Rajgopal(9)	120,122	*	—	*
Jitin Goyal(10)	15,035	*	—	*
Thomas R. Holler(11)	17,695	*	—	*
Roger Keith Modder(12)	172,957	*	—	*
Robert Davoli(13)	9,195	*	—	*
Izhar Armony(14)	24,272	*	—	*
Rowland T. Moriarty(15)	456,931	1.41%	—	*
William K. O'Brien(16)	46,568	*	—	*
Al-Noor Ramji(17)	25,092	*	—	*
Barry R. Nearhos(18)	1,407	*	—	*
Joseph G. Doody(19)	—	*	—	*
Vikram S. Pandit(20)	—	*	—	*
All executive officers, directors and nominees as a group (15 persons)(21)	1,937,539	5.96%

*
Represents less than 1% of the outstanding common stock.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons listed above have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the Securities and Exchange Commission, the number of shares of common stock deemed outstanding for a person or group includes shares issuable pursuant to options held by such person or group that are currently exercisable or may be exercised within 60 days of June 30, 2017 or shares issuable upon conversion of the Series A Preferred Stock, if applicable.

(2)
Applicable percentage of beneficial ownership for a person as of June 30, 2017 is based upon 32,263,205 shares outstanding at June 30, 2017 (including 3,000,000 shares of common stock issuable upon conversion of the Series A Preferred Stock), and those shares issuable pursuant to options held by such person or group that are currently exercisable or may be exercised within 60 days of June 30, 2017. We did not deem these shares issuable upon exercise of options outstanding, however, for the purpose of computing the percentage ownership of any other person.

(3)
Information herein is based on Schedule 13G/A filed by FMR, LLC on February 14, 2017. The Schedule 13G/A provides that FMR, LLC owns in the aggregate 4,494,347 shares of common stock and that it has sole power to vote or direct the voting of 2,700,977 of such shares and to dispose or direct the disposition of 4,494,347of such shares. FMR, LLC is deemed to be the beneficial owner of the shares as a result of FMR, LLC acting as a parent holding company in accordance with Section 240.13d-1(b)(1)(ii)(G)of the Exchange Act.

(4)
Information herein is based on Schedule 13G/A filed by BlackRock, Inc. on January 9, 2017. The schedule 13G/A provides that BlackRock, Inc. owns in the aggregate 3,140,762 shares of common stock and that it has sole power to vote or direct the voting of 3,081,509 of such shares and to dispose or direct the disposition of 3,140,762 of such shares. BlackRock, Inc. is deemed to be the beneficial owner of the shares as a result of BlackRock, Inc. acting as a parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G)of the Exchange Act.

(5)
Information herein is based on Schedule 13G filed by The Vanguard Group Inc. on February 11, 2017. The schedule 13G provides that The Vanguard Group Inc. owns in the aggregate 1,851,815 shares of common stock, sole voting power with respect to 54,505 shares, shared voting power with respect to 4,482 shares, sole dispositive power with respect to 1,794,268 shares and shared dispositive power with respect to 57,547 shares. Vanguard Fiduciary Trust Company ("VFTC"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 53,065 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. ("VIA"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 5,922 shares as a result of its serving as investment manager of Australian investment offerings. The Vanguard Group, Inc. is deemed to be the beneficial owner of the shares as a result of The Vanguard Group, Inc. acting as an investment adviser in accordance with Section 240.13d1(b)(1)(ii)(E) of the Exchange Act.

(6)
Information herein is based on Schedule 13D/A filed by Orogen Viper LLC on May 22, 2017. The schedule 13D provides that Orogen Viper LLC owns in the aggregate 3,000,000 shares of common stock, issuable upon conversion of 108,000 shares of Series A Preferred Stock. Orogen Viper LLC has shared voting power and shared dispositive power with respect to 3,000,000 of the shares of common stock beneficially owned with Orogen Holdings LLC, Vikram S. Pandit, Atairos-Orogen Holdings, LLC, Atairos Group, Inc., Atairos Partners, L.P., Atairos Partners GP, Inc., and Michael J. Angelakis. Mr. Vikram S. Pandit is Chairman and CEO of Orogen Viper LLC.

(7)
Consists of 482,210 shares held directly by Mr. Canekeratne and 38,175 shares issuable to Mr. Canekeratne upon the exercise of stock options exercisable within 60 days of June 30, 2017; 276,261 shares owned by Tushara Canekeratne, the spouse of Mr. Canekeratne and a former executive officer of the Company; 41,110 shares held by the Kris Canekeratne Irrevocable Trust; 41,110 shares held by the Tushara Canekeratne Irrevocable Trust; 14,692 shares held by the Kavan A. Canekeratne IDI Trust and 14,692 shares held by the Shane A. Canekeratne IDI Trust. The number of shares held by Mr. Canekeratne also includes 9,998 shares of restricted stock awards subject to time-based vesting. Excludes 36,960 and 64,752 shares of common stock subject to performance-based restricted stock units which are conditionally earned with respect to the fiscal years ended March 31, 2017 and March 31, 2016, respectively, but remain subject to time-based vesting and will not settle within 60 days of June 30, 2017. The grantee retains no voting rights in restricted stock units until vesting but does retain voting rights with respect to shares of unvested restricted stock awards unless and to the extent that such shares are forfeited.

(8)
Consists of 55,971 shares held directly by Mr. Kalia and 22,139 shares issuable to Mr. Kalia upon the exercise of stock options exercisable within 60 days of June 30, 2017. The number of shares held by Mr. Kalia also includes 3,399 shares of restricted stock awards subject to time-based vesting granted to Mr. Kalia. Excludes 11,550 and 22,663 shares of common stock subject to performance-based restricted stock units which are conditionally earned with respect to the fiscal years ended March 31, 2017 and March 31, 2016, respectively, but remain subject to time-based vesting and will not settle within 60 days of June 30, 2017. Also excludes 13,000 restricted stock units subject to time-based vesting and which will not settle within 60 days of June 30, 2017. The grantee retains no voting rights in restricted stock units until vesting but does retain voting rights with respect to shares of unvested restricted stock awards unless and to the extent that such shares are forfeited.

(9)
Consists of 80,197 shares held directly by Mr. Rajgopal and includes 36,226 shares issuable to Mr. Rajgopal upon the exercise of stock options exercisable within 60 days of June 30, 2017. The number of shares held by Mr. Rajgopal also includes 3,699 shares of restricted stock awards subject to time-based vesting granted to Mr. Rajgopal. Excludes 11,550 and 25,901 shares of common stock subject to performance-based restricted stock units which are conditionally earned with respect to the fiscal years ended March 31, 2017 and March 31, 2016, respectively, but remain subject to time-based vesting and will not settle within 60 days of June 30, 2017. The grantee retains no voting rights in restricted stock units until vesting but does retain voting rights with respect to shares of unvested restricted stock awards unless and to the extent that such shares are forfeited.

(10)
Consists of 15,035 shares held directly by Mr. Goyal upon vesting of time based restricted stock awards granted to Mr. Goyal.

(11)
Consists of 14,596 shares held directly by Mr. Holler. The number of shares held by Mr. Holler also includes 3,099 shares of restricted stock awards subject to time-based vesting granted to Mr. Holler. Excludes 9,702 and 25,901 shares of common stock subject to performance-based restricted stock units which are conditionally earned with respect to the fiscal years ended March 31, 2017 and March 31, 2016, respectively, but remain subject to time-based vesting and will not settle within 60 days of June 30, 2017. The grantee retains no voting rights in restricted stock units until vesting but does retain voting rights with respect to shares of unvested restricted stock awards unless and to the extent that such shares are forfeited.

(12)
Consists of 151,842 shares held directly by Mr. Modder and 17,716 shares issuable to Mr. Modder upon the exercise of stock options exercisable within 60 days of June 30, 2017. The number of shares held by Mr. Modder also includes 3,399 shares of restricted stock awards subject to time-based vesting granted to Mr. Modder. Excludes 9,702 and 22,663 shares of common stock subject to performance-based restricted stock units which are conditionally earned with respect to the fiscal years ended March 31, 2017 and March 31, 2016, respectively, but remain subject to time-based vesting and will not settle within 60 days of June 30, 2017. The grantee retains no voting rights in restricted stock units until vesting but does retain voting rights with respect to shares of unvested restricted stock awards unless and to the extent that such shares are forfeited.

(13)
Consists of 6,683 shares held directly by Mr. Davoli and 1,678 shares issuable to Mr. Davoli upon the exercise of stock options exercisable within 60 days of June 30, 2017. The number of shares held by Mr. Davoli also includes 834 shares of restricted stock awards subject to time-based vesting granted to Mr. Davoli. Excludes 6,580 restricted stock units subject to time-based vesting and will not settle within 60 days of June 30, 2017. The grantee retains no voting rights in restricted stock units until vesting but does retain voting rights with respect to shares of unvested restricted stock awards unless and to the extent that such shares are forfeited.

(14)
Consists of 2,338 shares held directly by Mr. Armony and 21,100 shares issuable to Mr. Armony upon the exercise of stock options exercisable within 60 days of June 30, 2017. The number of shares held by Mr. Armony also includes 834 shares of restricted stock awards subject to time-based vesting granted to Mr. Armony. Excludes 6,580 restricted stock units subject to time-based vesting and will not settle within 60 days of June 30, 2017. The grantee retains no voting rights in restricted stock units until vesting but does retain voting rights with respect to shares of unvested restricted stock awards unless and to the extent that such shares are forfeited. Mr. Armony is a general partner of the general partner of Charles River Partnership XI, L.P. Pursuant to the terms of the Charles River Partnership XI, L.P. partnership agreement, Mr. Armony is obligated to transfer the stock options held by him, or the underlying shares or proceeds from the exercise and sale thereof, to charity.

(15)
Consists of 93,624 shares held directly by Mr. Moriarty, 169,084 shares held by Rubex LLC, a limited liability company of which Mr. Moriarty is chief investment officer; 59,195 shares held by Movex, LLC, a limited liability company of which Mr. Moriarty exerts voting and investment control; 39,500 shares held by the Moriarty Family Charitable Foundation of which Mr. Moriarty's spouse is the trustee; 65,372 shares held by Rowgra LLC, a limited liability company of which Mr. Moriarty exerts voting and investment control and 29,322 shares issuable to Mr. Moriarty upon the exercise of stock options exercisable within 60 days of June 30, 2017. The number of shares held by Mr. Moriarty also includes 834 shares of restricted stock awards subject to time-based vesting granted to Mr. Moriarty. Excludes 6,580 restricted stock units subject to time-based vesting and will not settle within 60 days of June 30, 2017. The grantee retains no voting rights in restricted stock units until vesting but does retain voting rights with respect to shares of unvested restricted stock awards unless and to the extent that such shares are forfeited. Mr. Moriarty disclaims any beneficial ownership of the shares held by Rubex LLC, Movex, LLC, Rowgra, LLC and the Moriarty Family Charitable Foundation, except to the extent of his pecuniary interest, if any.

(16)
Includes 2,338 shares held directly by Mr. O'Brien and 43,396 shares issuable to Mr. O'Brien upon the exercise of stock options exercisable within 60 days of June 30, 2017. The number of shares held by Mr. O'Brien also includes 834 shares of restricted stock awards subject to time-based vesting granted to Mr. O'Brien. Excludes 6,580 restricted stock units subject to time-based vesting and will not settle within 60 days of June 30, 2017. The grantee retains no voting rights in restricted stock units until vesting but does retain voting rights with respect to shares of unvested restricted stock awards unless and to the extent that such shares are forfeited.

(17)
Includes 2,338 shares held directly by Mr. Ramji and 22,754 shares issuable to Mr. Ramji upon the exercise of stock options exercisable within 60 days of June 30, 2017. Excludes 7,414 restricted stock units subject to time-based vesting and will not settle within 60 days of June 30, 2017. The grantee retains no voting rights in restricted stock units until vesting but does retain voting rights with respect to shares of unvested restricted stock awards unless and to the extent that such shares are forfeited.

(18)
Includes 1,407 shares held directly by Mr. Nearhos. Excludes 6,719 restricted stock units subject to time-based vesting and will not settle within 60 days of June 30, 2017. The grantee retains no voting rights in restricted stock units until vesting but does retain voting rights with respect to shares of unvested restricted stock awards unless and to the extent that such shares are forfeited.

(19)
Excludes 4,123 restricted stock units subject to time-based vesting and will not settle within 60 days of June 30, 2017. The grantee retains no voting rights in restricted stock units until vesting but does retain voting rights with respect to shares of unvested restricted stock awards unless and to the extent that such shares are forfeited.

(20)
Excludes 2,727 restricted stock units subject to time-based vesting and will not settle within 60 days of June 30, 2017. The grantee retains no voting rights in restricted stock units until vesting but does retain voting rights with respect to shares of unvested restricted stock awards unless and to the extent that such shares are forfeited.

(21)
Includes an aggregate of 232,506 shares issuable upon exercise of stock options exercisable within 60 days of June 30, 2017 held by fifteen (15) executive officers and directors. The number of shares held by these executive officers and directors include an aggregate of 32,552 shares of restricted stock awards subject to time-based vesting. Excludes an aggregate of 91,014 and 183,351 shares of common stock subject to performance-based restricted stock units which are conditionally earned with respect to the fiscal years ended March 31, 2017 and March 31, 2016, respectively, but remain subject to time-based vesting and will not settle within 60 days of June 30, 2017. Excludes an aggregate of 60,303 restricted stock units subject to time-based vesting and will not settle within 60 days of June 30, 2017. The grantees retain no voting rights in restricted stock unit until vesting but do retain voting rights with respect to shares of unvested restricted stock awards unless and to the extent that such shares are forfeited.

 PROPOSAL 1
ELECTION OF DIRECTORS

Nominees

        Our board of directors currently consists of nine members. However, Robert E. Davoli, who is currently a class I director, is not standing for reelection to the board of directors, with his term ending upon conclusion of the 2017 annual meeting of stockholders, at which time the board of directors shall consist of and be fixed at eight members. Our seventh amended and restated certificate of incorporation divides the members of our board of directors that are elected by all holders of our capital stock into three classes. One class is elected each year for a term of three years. These directors are elected by a majority of votes cast by stockholders. The board of directors, upon the recommendation of the nominating and corporate governance committee, has nominated William K. O'Brien, Al-Noor Ramji, and Joseph G. Doody and recommended that each nominee be elected to the board of directors as a class I director, each to hold office until the annual meeting of stockholders to be held in the year 2020 and until his successor has been duly elected and qualified or until his earlier death, resignation or removal. The board of directors is also composed of (i) two (2) class II directors (Izhar Armony and Rowland T. Moriarty) whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2018 and (ii) two (2) class III directors (Kris Canekeratne and Barry R. Nearhos) whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2019. In addition, under the terms of our Series A Convertible Preferred Stock issued to Orogen Viper LLC ("Orogen") in connection with their purchase of an aggregate of 108,000 shares of convertible preferred stock for aggregate consideration of $108 million which closed on May 3, 2017, and the terms of the Investment Agreement dated as of May 3, 2017 by and between the Company and Orogen, the holders of Series A Convertible Preferred Stock, voting separately as a class and to the exclusion of holders of all other classes of our capital stock, have the right to elect one (1) Series A Director (the "Series A Director") to our board of directors, separate and apart from the members of our board of directors that are elected by all holders of our capital stock. In connection with the closing of the investment in May 2017, we appointed Mr. Vikram Pandit as the Series A Director. For this annual meeting, the board of directors, upon the recommendation of the nominating and corporate governance committee, has nominated Vikram S. Pandit and recommended that such nominee be elected to the board of directors as a Series A Director, to hold office until his or her successor is duly elected and qualified or until such Series A Director's right to hold the office terminates, whichever occurs earlier, subject to such Series A Director's earlier death, disqualification or removal. Only the holders of our Series A Convertible Preferred Stock have the right to vote on Mr. Pandit's election. Mr. Canekeratne is our chief executive officer and the chairman of the board.

        The board of directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the board of directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

        For Proposal 1, the election of three (3) class I directors, the nominees receiving a majority of affirmative votes of the shares present or represented and entitled to vote at the annual meeting shall be elected as directors, and the nominee receiving the affirmative vote of a majority of the votes properly cast in the election of the Series A Director shall be elected as the Series A Director.

By-law Amendment Adopting Majority Voting in Uncontested Director Elections

        On July 27, 2017, the Company's amended and restated by-laws were amended to institute a majority voting standard under which a director nominee is only elected to the Board of Directors if the votes cast for such nominee's election exceed the votes cast against such nominee's election. Abstentions and broker non-votes are not considered votes "for" or "against" the candidate. Prior to the amendment, our by-laws provided that at each annual meeting of stockholders, director nominees would be elected by a plurality of the votes cast at such meeting.

        The new majority voting standard will apply to all future uncontested elections of directors other than the Series A Director which is elected by a majority of the Series A Preferred Stock; a director nominee will be elected to the Board if the votes cast for such nominee's election exceed the votes cast against such nominee's election. An incumbent director who is nominated for election and fails to receive a majority of the votes cast for such director's reelection would be required to promptly deliver to the Board of Directors an irrevocable offer to resign from the Board. The Board of Directors will consider such director's offer to resign, taking into consideration any such factors that the Board of Directors deems relevant in deciding whether to accept such director's resignation. In a contested election, a plurality voting standard will continue to apply to director elections other than the Series A Director which is elected by a majority of the Series A Preferred Stock. A contested election will generally include any situation in which we receive a notice that a stockholder has nominated a person for election to the Board of Directors at a meeting of stockholders.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE NOMINEES LISTED BELOW.

        The following table sets forth the nominees to be elected at the annual meeting and continuing directors, the year each such nominee or director was first elected a director, the positions with us currently held by such nominee and director, the year such nominee's or director's current term will expire and such nominee's and director's current class:

Nominee's or Director's Name and Year First Became a Director	Position(s) with the Company	Year Current Term Will Expire	Current Class of Director
Nominee for Class I Director:
William K. O'Brien	Director	2017	I
2008
Al-Noor Ramji	Director	2017	I
2011
Joseph G. Doody(1)	Director	2017	I
2017
Nominee for Series A Director:
Vikram S. Pandit(2)	Series A Director		Series A Director
2017
Continuing Directors:
Izhar Armony	Director	2018	II
2004
Rowland T. Moriarty	Director	2018	II
2006
Kris Canekeratne	Chief Executive Officer and	2019	III
1996	Chairman of the Board
Barry R. Nearhos	Director	2019	III
2016

(1)
Mr. Doody was appointed by the board of directors as a Class I director in February 2017. At the time of the appointment, the board of directors set Mr. Doody's election by the stockholders to occur at the next scheduled annual meeting of stockholders.

(2)
Mr. Pandit is a Series A Director to be elected by the holders of Series A Convertible Preferred Stock ("Series A Director") under the terms of the Investment Agreement dated as of May 3, 2017 by and between the Company and Orogen Viper LLC ("Orogen") and pursuant to the terms of the Series A Convertible Preferred Stock issued to Orogen in connection with their purchase of 108,000 shares of Series A Convertible Preferred Stock for an aggregate consideration of $108 million which closed on May 3, 2017.

EXECUTIVE OFFICERS AND DIRECTORS

        The following table sets forth the executive officers, director nominees to be elected at the annual meeting, and the directors of the Company, their ages, and the positions currently held by each such person with the Company as of the date of this proxy statement.

Name	Age	Position
Kris Canekeratne	51	Chairman and Chief Executive Officer and Class III Director
Ranjan Kalia	56	Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Raj Rajgopal	57	President, Enterprise Transformation Services
Jitin Goyal(1)	46	President, Banking and Financial Services
Thomas R. Holler	54	Executive Vice President and Chief Strategy Officer
Roger Keith Modder	53	Executive Vice President and Chief Operating Officer
Samir Dhir(2)	46	President, Banking and Financial Services
Robert E. Davoli	69	Class I Director
William K. O'Brien(3)(4)	72	Class I Director
Al-Noor Ramji(4)	63	Class I Director
Joseph G. Doody(3)(4)	64	Class I Director
Izhar Armony(5)(6)	53	Class II Director
Rowland T. Moriarty(5)	70	Class II Director
Barry R. Nearhos(3)(6)	59	Class III Director
Vikram S. Pandit(5)(6)	60	Series A Director(7)

(1)
Mr. Goyal, who held the positions of president, banking and financial services, Virtusa Corporation, as well as chief executive officer and executive director of Polaris Consulting and Services Limited ("Polaris India"), resigned from these positions effective November 9, 2016, in order to pursue other opportunities. Mr. Goyal, however, continued as an employee with the Company through March 31, 2017 to facilitate an orderly transition.

(2)
Mr. Dhir, who was previously the Global Delivery Officer and Head of Indian Operations, was appointed as President, Banking and Financial Services replacing Mr. Jitin Goyal, who resigned from the same position to pursue other opportunities, each effective as of November 9, 2016.

(3)
Member of the audit committee

(4)
Member of the compensation committee

(5)
Member of the nominating and corporate governance committee

(6)
Member of the finance committee

(7)
Mr. Pandit is a Series A Director to be elected by the holders of Series A Convertible Preferred Stock ("Series A Director") under the terms of the Investment Agreement dated as of May 3, 2017 by and between the Company and Orogen Viper LLC ("Orogen") and pursuant to the terms of the Series A Convertible Preferred Stock issued to Orogen in connection with their purchase of 108,000 shares of Series A Convertible Preferred Stock for an aggregate consideration of $108 million which closed on May 3, 2017.

        Kris Canekeratne, one of our co-founders, has served as chairman of our board of directors from our inception and chief executive officer from 1996 to 1997 and from 2000 to the present. In 1997, Mr. Canekeratne co-founded eDocs, Inc., a provider of electronic account management and customer care, later acquired by Oracle Corporation. In 1989, Mr. Canekeratne was one of the founding team members of INSCI Corporation, a supplier of digital document repositories and integrated output management products and services and served as its senior vice president from 1992 to 1996. Mr. Canekeratne obtained his B.S. in Computer Science from Syracuse University. As a co-founder and chief executive officer, Mr. Canekeratne provides a critical contribution to our board of directors, reflecting his detailed knowledge of the Company, our employees, our client base, our prospects, the global IT industry and our competitors.

        Ranjan Kalia has served as our executive vice president, chief financial officer, treasurer and secretary since October 2012. Prior to his promotion, Mr. Kalia served as our senior vice president, chief financial officer, treasurer and secretary since October 2008 and senior vice president, finance since he joined us in April 2008. Prior to joining us, from 2000 to December 2007, Mr. Kalia served as Vice President, Finance Emerging Markets and International Development and Chief Financial Officer—Asia Pacific for EMC Corporation. Mr. Kalia received a M.B.A. from Nichols College and an undergraduate degree from Delhi University, India.

        Raj Rajgopal has served as our president of Enterprise Transformation Services (ETS) since March 2016. Prior to his appointment as president of ETS, Mr. Rajgopal served as our president since May 2013, executive vice president, business development and client services since October 2008 and served as our general manager of communications, content, and technology, or CCT, Business Unit beginning when he joined us in April 2005. Prior to joining us, from 2003 to April 2005, Mr. Rajgopal served as President, Rajgopal Management Consulting, a consulting company, which provided consulting services to us from time to time from January 2004 to March 2005. From September 1990 to April 2003, Mr. Rajgopal held several positions with Cap Gemini Ernst & Young, a consulting company, including serving most recently as Vice President, Management Consulting. Mr. Rajgopal graduated from the Indian Institute of Technology, with a B.S. in Mechanical Engineering, earned his M.S. in Industrial Engineering and Operations Research and in Computer Science from Virginia Tech and earned his M.B.A. from Massachusetts Institute of Technology (M.I.T.), Sloan School of Management.

        Jitin Goyal served, until his resignation on November 9, 2016, as our president of our Banking and Financial Services since March 2016 and as Chief Executive Officer and Executive Director of Polaris Consulting & Services Private Limited ("Polaris"), which is a majority owned subsidiary of Virtusa. Mr. Goyal has served as an Executive Director of Polaris since November 2014 and has served as Chief Executive Officer of Polaris since May 2013. Mr. Goyal has also served as Head of Worldwide Sales & Account Management at Polaris Financial Technology Limited (which entity had its name changed to Polaris Consulting & Services Private Limited) since October 2012. Prior to joining Polaris, from December 1998 to October 2008, Mr. Goyal worked at Infosys Technologies Limited, a business consulting, information technology, software engineering and outsourcing services company where he served as Vice President for EMEA and was a member of Infosys' Tier-1 leadership team. Prior to Infosys, from May 1994 to November 1998, Mr. Goyal worked at Citibank NA, Inc., a multinational financial services corporation in India and held various roles in corporate banking and treasury and capital markets. Additionally, between November 2008 and September 2012, Mr. Goyal founded several ventures in areas including environment and sustainability, digital animation and technology innovation. Mr. Goyal continues to be the principal shareholder and director of Occam Technologies, a private company in India that he founded in July 2010. Mr. Goyal holds an MBA in Finance & Strategy from the Indian Institute of Management (Calcutta) and a BE in Electronics from Thapar Institute of Engineering & Technology. Mr. Goyal resigned from his officer positions effective November 9, 2016, in order to pursue other opportunities. Mr. Goyal, however, continued as an employee with the Company through March 31, 2017 to facilitate an orderly transition.

        Thomas R. Holler has served as our executive vice president and chief strategy officer since May 2011 and, prior to his promotion, served as our executive vice president, chief operating officer since October 2008. He has also previously served as our executive vice president, finance, chief financial officer, treasurer and secretary since 2001. Before joining us, from 1996 to 2001, Mr. Holler was chief financial officer and vice president of finance at Cerulean Technology, Inc., a global supplier of wireless mobile applications and services, which was later acquired by Aether Systems Inc. Mr. Holler earned his B.S. in Business Administration from Wayne State University and his M.B.A. from Northeastern University.

        Roger Keith Modder has served as our executive vice president and chief operating officer since May 2011 and, prior to his promotion, served as president, Asia and executive vice president, global services since October 2008. He also has previously served as our executive vice president and managing director, Asian operations since 2001. Mr. Modder also was a member of our board of directors from April 2004 to October 2004. Prior to joining us, Mr. Modder worked for the John Keells Group where he held managing director positions for two IT solutions companies in the John Keells Group. Mr. Modder is a member of the board of directors of the Lanka Software Foundation and Commercial Bank, a large private bank in Sri Lanka and in Bangladesh, and has been a member of the ICT Advisory Committee of the Sri Lanka Export Development Board.

        Samir Dhir has served as our president of our Banking and Financial Services since November 2016, and prior to his promotion, has served as our executive vice president, chief delivery officer and head of India operations since May 2013. He also has previously served as our senior vice president, global delivery head and head of India operations since February 2010 and as an executive officer since April 1, 2011. Prior to joining us, Mr. Dhir worked for Wipro Technologies where he managed a delivery organization with over 5,000 IT professionals focused on the technology, media and transportation industries. Mr. Dhir also led Wipro's SAP Practice and managed services business. Prior to his time at Wipro, Mr. Dhir held leadership positions with Avaya Inc. and Lucent Technologies in the United Kingdom. Mr. Dhir received his M.B.A. from the Warwick Business School, UK and holds a B.Tech from the Indian Institute of Technology Roorkee.

        Robert E. Davoli has served as a member of our board of directors since 2000. Mr. Davoli has been managing director of Sigma Partners, a venture capital investment firm, since November 1995 and managing director of Sigma Prime Ventures since 2012. From February 1993 to September 1994, Mr. Davoli was president and chief executive officer of Epoch Systems, Inc., a vendor of client-server data management software products. From 1990 to 1992, Mr. Davoli served as an executive officer of Sybase, Inc. (which acquired SQL Solutions). In 1985, Mr. Davoli founded SQL Solutions, a purveyor of services and tools for the relational database market where he was president and chief executive officer from 1985 to 1990. Mr. Davoli holds a B.A. in History from Ricker College and studied Computer Science at Northeastern University for two years. Mr. Davoli brings to the board of directors his broad entrepreneurial experience, his extensive experience in the technology industry and his service as a director of the Company since 2000, which affords him unique perspectives on our growth and evolution. Mr. Davoli's term will expire at the 2017 annual meeting of stockholders and he will not stand for reelection.

        Izhar Armony has served as a member of our board of directors since April 2004. Mr. Armony has been a partner at Charles River Ventures, a venture capital investment firm, since 1997. Prior to joining Charles River Ventures, Mr. Armony was with Onyx Interactive, an interactive training company based in Tel Aviv where he served as vice president of marketing and business development. Mr. Armony also served as an officer in the Israeli Army. Mr. Armony received an M.B.A. from the Wharton School of Business and an M.A. in Cognitive Psychology from the University of Tel Aviv in Israel. Mr. Armony brings to the board of directors his extensive experience in the technology industry, through both company operations and venture capital investment, which makes him particularly well-suited to help the board address the specific types of challenges commonly faced by technology companies.

        Rowland T. Moriarty has served as a member of our board of directors since July 2006. Mr. Moriarty is currently chairman of the board of directors of CRA International, Inc., a worldwide economic and business consulting firm. Mr. Moriarty also serves as a member of the board of directors of WEX Inc. (formerly Wright Express Corporation). Mr. Moriarty has been the president and chief executive officer of Cubex Corporation, a privately-held consulting company, since 1981. From 1981 to 1992, Mr. Moriarty was Professor of Business Administration at Harvard Business School. He received a D.B.A. from Harvard University, an M.B.A. from the Wharton School of Business and a B.A. from Rutgers University. Mr. Moriarty brings to the board of directors a thorough understanding of our business, as well as his extensive experience regarding the operation and management of complex global organizations.

        William K. O'Brien has served as a director since November 2008. Mr. O'Brien served as chief executive officer of Enterasys Networks from April 2002 until March 2004 and was named executive chairman of the board in 2004. Prior to Enterasys, Mr. O'Brien worked for over thirty three years at PricewaterhouseCoopers, where he served in a number of roles including chief operating officer of the former Coopers & Lybrand, with responsibility for the audit, tax, and financial advisory components of the U.S. business; managing partner for the Boston office; and a global managing partner of PricewaterhouseCoopers. He currently serves on the board of directors of Mercury Systems, Inc., a leading commercial provider of secure processing subsystems for a wide variety of critical defense and intelligence programs. He has previously served on other public company boards. He is a graduate of Bentley College. Mr. O'Brien brings to the board of directors his extensive financial and accounting expertise, as well as his strong leadership and management background.

        Al-Noor Ramji has served as a director since February 2011. Mr. Ramji is currently the Group Chief Digital Officer of Prudential plc since January 2016. Prior to joining Prudential plc, Mr. Ramji was chief strategy officer of Calypso Technology, Inc., a global application software provider that sells an integrated suite of trading and risk applications to the capital markets function within banks and other financial institutions, a position he has held since March 2014. From April 2010 to June 2013, Mr. Ramji was the executive vice president and general manager, Misys Banking, at Misys PLC, a mid-size software company that serves the financial services industry. From May 2004 to March 2010, Mr. Ramji served in various executive roles at British Telecom, most recently as chief executive officer for BT Innovate and Design and chief information officer and chief technology officer of BT Group plc. Prior to British Telecom, Mr. Ramji was executive vice president, chief information officer and chief e-commerce officer for Qwest Communications. Mr. Ramji has also served as chief information officer at UBS (then called SBC) and, prior to UBS, as global head of operations at Credit Suisse First Boston. Mr. Ramji is a Chartered Financial Analyst and holds a BSc in Electronics from the University of London. He is a multi-year winner of the CIO 100 Award, CIO Insight IT Leader of the Year 2009, and the British Computer Society CIO of the Year. Mr. Ramji brings to the board of directors his extensive industry, domain and operational experience arising from holding management positions in large, complex technology companies, which enables him to provide invaluable insights to the challenges facing IT application outsourcing companies with respect to both the markets and clients being served.

        Barry R. Nearhos has served as a director since March 2016. Mr. Nearhos has over 35 years of experience with PricewaterhouseCoopers ("PwC") providing assurance, business advisory and other services to clients across multiple industries, including technology, life sciences, telecom, and manufacturing. Before his retirement from PwC in June 2015, Mr. Nearhos was Market Managing Partner for PwC's Northeast region, responsible for directing the strategy and operations of the firm's Boston, Hartford and Albany offices. During his tenure, Mr. Nearhos also served as the leader of PwC's Northeast Assurance practice, a position he held from 2005 until 2008, and as a partner in PwC's Assurance practice from 1989 to 2005. He currently serves on the board of directors of Eastern Bank, an independent, mutual bank providing banking, investment and insurance services. Mr. Nearhos is a graduate of Boston College. Mr. Nearhos brings to the board of directors his extensive financial and accounting expertise, as well as his extensive knowledge of technology companies.

        Joseph G. Doody has served as a director since February 2017. Mr. Doody has over 40 years of professional experience most recently serving as Vice Chairman of Staples, Inc. where he leads Staples' strategic reinvention and has responsibility for strategic planning, business development, and the company's operations in Australia, New Zealand and high-growth markets. Previously, Mr. Doody was President of North American Commercial for Staples, President of Staples Contract & Commercial, and President of North American Delivery. Before joining Staples in 1998, Mr. Doody served as President of Danka Office Imaging in North America and held various managerial positions with Eastman Kodak Company. Mr. Doody currently serves on the Board of Directors of Casella Waste Systems, Inc., an integrated regional solid waste services company and Paychex, Inc., a leading provider of solutions for payroll, HR, retirement, and insurance services and is the Chairman at Staples China. Mr. Doody holds a B.S. in Economics from State University of New York at Brockport and an M.B.A. from the Simon School of Business, University of Rochester. Mr. Doody brings to the board of directors his extensive business experience regarding the planning, business development and strategic management of complex, global organizations.

        Vikram S. Pandit has served as a Series A Director since May 3, 2017. Mr. Pandit has over 35 years of professional experience and since July 1, 2016 has served as Chairman and Chief Executive Officer of The Orogen Group LLC, an operating company he created with the Atairos Group, Inc. that makes control and other strategic investments in financial services companies and related businesses. Previously, Mr. Pandit was Chief Executive Officer and a member of the Board of Directors of Citigroup Inc. from December 2007 until October 2012. In July 2007, when Citigroup acquired Old Lane LLC, a hedge fund of which he was a founding member and Chairman of the members committee since 2006, Mr. Pandit became Chairman and CEO of Citi Alternative Investments and later led Citi's Institutional Clients Group prior to being appointed CEO of Citigroup. Prior to Old Lane, Mr. Pandit served as the Chief Operating Officer of Institutional Securities and Investment Banking businesses, a Division of Morgan Stanley, from September 2000 to March 2005. He served as the President of Institutional Securities at Morgan Stanley from December 2003 to March 2005 and Co-President since September 2000. Mr. Pandit began his career at Morgan Stanley in 1983. Mr. Pandit currently serves as an Independent Director of Bombardier Inc. since 2014. He serves as a Member of Advisory Board of NerdWallet, Inc. since 2015. Mr. Pandit serves as a Member of the Board of Overseers of Columbia Business School. He serves as a Member of the Governing Board of The Indian School of Business. Mr. Pandit previously served as a Director of The Nasdaq OMX Group, Inc. from 2000 to 2003. Mr. Pandit also served as a Director of the Institute of International Finance, Inc. He holds an MS degree and a BS degree in Electrical Engineering from Columbia University and received his PhD in Finance from Columbia. Mr. Pandit brings to the board of directors extensive experience and knowledge in banking and financial services, a proven track record of leadership of complex, global financial organizations, as well as his extensive client network individually and as part of the Orogen Group.

        Our executive officers are elected by the board of directors on an annual basis and serve until their successors have been duly elected and qualified or until their earlier death, resignation or removal.

 CORPORATE GOVERNANCE AND BOARD MATTERS

Board Leadership Structure

        Mr. Canekeratne, a founder of our company, serves as our chief executive officer and chairman of the board. The board of directors believes that having our executive officer as chairman of the board facilitates the board of directors' decision-making process because Mr. Canekeratne has first-hand knowledge of our operations and the major issues facing us and is most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. This also enables Mr. Canekeratne to act as the key link between the board of directors and other members of management. To maintain effective independent oversight, the board of directors annually appoints a lead independent director, as discussed further in "Executive Sessions of Independent Directors" below. The board of directors believes the combined role of chief executive officer and chairman, together with a lead independent director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Independence of Members of the Board of Directors

        The board of directors has determined that Messrs. Armony, Davoli, Moriarty, O'Brien, Ramji, Nearhos, Doody and Pandit are independent within the meaning of the director independence standards of The NASDAQ Stock Market, Inc., or NASDAQ, and the Securities and Exchange Commission, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Furthermore, the board of directors has determined that each member of each of the committees of the board of directors is independent within the meaning of the director independence standards of NASDAQ and the Securities and Exchange Commission.

Executive Sessions of Independent Directors; Lead independent Director

        Executive sessions of the independent directors are generally held immediately after each regularly scheduled in-person meeting of the board of directors. Executive sessions do not include any of our non-independent directors and are chaired by a lead independent director who is appointed annually by the board of directors from our independent directors. Mr. Rowland Moriarty currently serves as the lead independent director. In this role, Mr. Moriarty serves as chairperson of the independent director sessions and assists the board in assuring effective corporate governance. The independent directors of the board of directors met in executive session four (4) times in our fiscal year ended March 31, 2017.

Role in Risk Oversight by the Board of Directors

        The board of directors' role in overseeing the management of the Company's risks is primarily accomplished through management's reporting processes, including receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risk and assessments and prioritization of such risks. The standing committees of our board of directors, pursuant to the respective charters, represent a key element of enterprise risk management. The nominating and corporate governance committee of our board of directors has been initially appointed by our board of directors to administer the enterprise risk management process as the enterprise risk management committee. The enterprise risk management committee provides oversight of the recommendations of management and associated timeline to identify and assess severity of enterprise risks, the prioritization of such risks and development of any action plans to mitigate such risks. Our audit committee focuses on risks and issues related to accounting, internal controls and financial and tax reporting. The audit committee also monitors compliance with ethical standards, including conflicts of interest, related party transactions and adherence to standards of ethical conduct. The compensation committee identifies and oversees risks and issues associated with our executive compensation policies and practices, and the nominating and corporate governance committee identifies and oversees risks and issues associated with director independence, related party transactions and the implementation of corporate governance policies and our code of ethics. Oversight of particular risks may also be delegated to other committees of the Board, such as the finance committee, as appropriate, based upon the nature of any particular risk. All of these committees are ultimately subject to oversight and direction of the full board of directors and report directly to the board of directors on these matters.

Policies Governing Director Nominations

Director qualifications

        The nominating and corporate governance committee of the board of directors is responsible for reviewing with the board of directors from time to time the appropriate qualities, skills and characteristics desired of members of the board of directors in the context of the needs of the business and current make-up of the board of directors. This assessment includes consideration of the following minimum qualifications that the nominating and corporate governance committee believes must be met by all directors:

  •
  nominees must have experience at a strategic or policy making level in a business, government, non-profit or academic organization of high standing;

  •
  nominees must be highly accomplished in their respective fields, with superior credentials and recognition;

  •
  nominees must be well regarded in the community and shall have a long-term reputation for the highest ethical and moral standards;

  •
  nominees must have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve; and

  •
  nominees must be free of conflicts of interest and potential conflicts of interest, in particular with relationships with other boards.

        We do not have a formal diversity policy. However, as part of its evaluation of director candidates and in addition to other standards the nominating and corporate governance committee may deem appropriate from time to time for the overall structure and composition of the board of directors, the nominating and corporate governance committee considers whether each candidate, if elected, assists in achieving a mix of board members that represent a diversity of background and experience. Accordingly, the board of directors seeks members from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer us and our stockholders diversity of opinion and insight in the areas most important to us and our corporate mission. In addition, nominees for director are selected to have complementary, rather than overlapping, skill sets. All candidates for director nominee must have time available to devote to the activities of the board of directors. The nominating and corporate governance committee also considers the independence of candidates for director nominee, including the appearance of any conflict in serving as a director. Candidates for director nominee who do not meet all of these criteria may still be considered for nomination to the board of directors, if the nominating and corporate governance committee believes that the candidate will make an exceptional contribution to us and our stockholders.

Process for identifying and evaluating director nominees

        The board of directors is responsible for selecting its own members. The board of directors delegates the selection and nomination process to the nominating and corporate governance committee,

with the expectation that other members of the board of directors, and of management, will be requested to take part in the process as appropriate.

        Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be helpful in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the board of directors' approval as director nominees for election to the board of directors. The nominating and corporate governance committee also recommends candidates to the board of directors for appointment to the committees of the board of directors.

Procedures for recommendation of director nominees by stockholders

        The nominating and corporate governance committee will consider director nominee candidates who are recommended by our stockholders. Stockholders, in submitting recommendations to the nominating and corporate governance committee for director nominee candidates, shall follow the following procedures:

        All recommendations for nomination must be in writing and include the following:

  •
  Name and address of the stockholder making the recommendation, as they appear on our books and records, and of such record holder's beneficial owner;

  •
  Number of shares of our capital stock that are owned beneficially and held of record by such stockholder and such beneficial owner;

  •
  Name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the individual recommended for consideration as a director nominee;

  •
  All other information relating to the recommended candidate that would be required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including the recommended candidate's written consent to being named in the proxy statement as a nominee and to serving as a director if approved by the board of directors and elected; and

  •
  A written statement from the stockholder making the recommendation stating why such recommended candidate meets our criteria and would be able to fulfill the duties of a director.

        Nominations must be sent to the attention of our secretary by U.S. mail (including courier or expedited delivery service) to:

Virtusa Corporation 2000 West Park Drive Westborough, Massachusetts 01581.

        Our secretary will promptly forward any such nominations to the nominating and corporate governance committee. The nominating and corporate governance committee must receive any such recommendation for nomination not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year's annual meeting. Once the nominating and corporate governance committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements above, such candidacy will be evaluated and a recommendation with respect to such candidate will be delivered to the board of directors.

Policy Governing Stockholder Communications with the Board of Directors

        The board of directors provides to every stockholder the ability to communicate with the board of directors as a whole and with individual directors on the board of directors through an established process for stockholder communication.

        Any of our stockholders who wish to communicate directly with the board of directors or an individual member of the board of directors may do so by sending such communication by U.S. Mail (including courier or expedited delivery service) addressed to the chairman of the board, as a representative of the entire board of directors, or to the individual director or directors, in each case, c/o Secretary, Virtusa Corporation, 2000 West Park Drive, Westborough, Massachusetts 01581.

        We will forward any such stockholder communication to the chairman of the board of directors, as a representative of the board of directors, or to the director to whom the communication is addressed, on a periodic basis.

Policy Governing Director Attendance at Annual Meetings of Stockholders

        Our policy is to encourage all of our directors to be present at our annual stockholder meetings and four of our eight members who were directors at the time of the annual meeting of stockholders held in 2016, attended the meeting (in person or via conference call).

Board of Directors' Evaluation Program

        The board of directors performs annual self-evaluations of its composition and performance, including evaluations of its standing committees and individual evaluations for each director. In addition, each of the standing committees of the board of directors conducts its own self-evaluation, which is reported to the board of directors. The board of directors retains the authority to engage its own advisors and consultants.

Stock Ownership Guidelines

        We have adopted equity ownership guidelines for our executive officers and directors to further align their interests with those of our stockholders. Under the guidelines, executives and directors are expected to hold common stock in an amount equal to a multiple of their base salary as determined by their position or annual board retainer as applicable. These equity ownership guidelines are discussed further elsewhere in this proxy statement in the section entitled "Compensation Analysis and Discussion."

Hedging and Pledging Policies

        We have adopted insider trading policies and procedures applicable to all of our employees, including our named executive officers. Our insider trading policies do not permit any insiders, including the named executive officers and board members, to "hedge" ownership of Virtusa securities, or otherwise engage in short sales or purchases or sales of any other type of derivative securities with respect to Virtusa securities. In addition, no insider, including our named executive officer and board members, may pledge Virtusa securities. Under our policy, we designate all executive officers and board members as "insiders," as well as any other employee who is designated as an insider by the General Counsel of the Company, if the General Counsel determines that such employee, in the ordinary course of performance of his or her duties, may have access to material, nonpublic information regarding the Company.

Clawback

        In May 2015, we adopted a clawback policy that provides that the board of directors has discretion to clawback the amount of excess proceeds received by, or reduce the amount of future compensation payable to, an executive of the Company for excess proceeds from incentive compensation payable to, or received by, such executive due to misconduct by such executive that resulted in a material restatement of financial statements. The clawback period is the three-year period preceding the filing of any such restated financial statements with the Securities and Exchange Commission ("SEC").

Code of Ethics

        We have adopted a "code of ethics," as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act, that applies to all of our directors and employees worldwide, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. A current copy of the Code of Business Conduct and Ethics is available at the Corporate Governance section of our website at http://www.virtusa.com/investors. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, from us upon a request directed to:

Virtusa Corporation 2000 West Park Drive Westborough, Massachusetts 01581 Attention: Investor Relations

        We intend to disclose any amendment to or waiver of a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website available at http://www.virtusa.com/investors and/or in our public filings with the Securities and Exchange Commission.

        For more corporate governance information, you are invited to access the Corporate Governance section of our website available at http://www.virtusa.com/investors.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of directors

        The board of directors met fourteen (14) times during the fiscal year ended March 31, 2017. Each of the directors attended at least 75% of the aggregate of the total number of meetings of the board of directors and the total number of meetings of all committees of the board of directors on which they served during the fiscal year ended March 31, 2017, except that Mr. Armony attended less than 75% of the board and committee meetings, in the aggregate, during the fiscal year ended March 31, 2017. The board of directors has the following standing committees: audit committee; compensation committee; nominating and corporate governance committee and finance committee, each of which operates pursuant to a separate charter that has been approved by the board of directors. A current copy of each charter is available at the Corporate Governance section of our website at http://www.virtusa.com/investors. Each committee reviews the appropriateness of its charter at least annually. Each committee retains the authority to engage its own advisors and consultants. The composition and responsibilities of each committee are summarized below.

Audit committee

        The audit committee of the board of directors currently consists of Messrs. Nearhos, O'Brien and Doody, each of whom is an independent director within the meaning of the director independence standards of NASDAQ and the Securities and Exchange Commission, or SEC, including Rule 10A-3(b)(1) under the Exchange Act. Mr. Nearhos serves as the chairman of the audit committee. In addition, the board of directors has determined that each of Mr. Nearhos, Mr. O'Brien and Mr. Doody are each financially literate and that Mr. Nearhos and Mr. O'Brien each qualifies as an "audit committee financial expert" under the rules of the SEC. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Nearhos and O'Brien's experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Nearhos or Mr. O'Brien any duties, obligations or liability that are greater than are generally imposed on him as a member of the audit committee and the board of directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the audit committee or the board of directors.

        The audit committee met eight (8) times during the fiscal year ended March 31, 2017. The audit committee operates under a written charter adopted by the board of directors, a current copy of which is available at the Corporate Governance section of our website at http://www.virtusa.com/investors.

        As described more fully in its charter, the audit committee oversees our accounting and financial reporting processes, internal controls and audit functions. In fulfilling its role, the audit committee responsibilities include:

  •
  appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

  •
  approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

  •
  reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

  •
  coordinating the review of the system of internal controls over financial reporting;

  •
  establishing policies and procedures for the receipt and retention of accounting related complaints and concerns; and

  •
  preparing the audit committee report required by SEC rules to be included in our annual proxy statement.

Compensation committee

        The compensation committee of the board of directors currently consists of Messrs. O'Brien, Doody and Ramji, each of whom is an independent director within the meaning of the director independence standards of NASDAQ, a non-employee director as defined in Rule 16b-3 of the Exchange Act, and an outside director pursuant to Section 162(m) of the Internal Revenue Code. Mr. O'Brien serves as the chairman of the compensation committee. The compensation committee's responsibilities include:

  •
  annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers;

  •
  evaluating the performance of our chief executive officer and other executive officers in light of such corporate goals and objectives and determining the compensation of our chief executive officer and other executive officers;

  •
  overseeing and administering our equity plans and similar plans; and

  •
  reviewing and making recommendations to the board with respect to director compensation.

        The compensation committee met three (3) times during the fiscal year ended March 31, 2017. The compensation committee operates under a written charter adopted by the board of directors, a current copy of which is available at the Corporate Governance section of our website at http://www.virtusa.com/investors.

Nominating and corporate governance committee

        The nominating and corporate governance committee of the board of directors currently consists of Messrs. Moriarty, Armony and Pandit, each of whom is an independent director within the meaning of the director independence standards of NASDAQ. Mr. Moriarty serves as the chairman of the nominating and corporate governance committee. The nominating and corporate governance committee's responsibilities include:

  •
  developing and recommending to the board criteria for board and committee membership;

  •
  establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;

  •
  identifying individuals qualified to become board members;

  •
  recommending to the board the persons to be nominated for election as directors and to each of the board's committees;

  •
  developing and recommending to the board a code of business conduct and ethics and a set of corporate governance guidelines; and

  •
  overseeing the evaluation of the board and management.

        The nominating and corporate governance committee has also been initially appointed by our board of directors to administer the enterprise risk management process as the enterprise risk management committee. The enterprise risk management committee provides oversight of the recommendations of management and associated timeline to identify and assess severity of enterprise risks, the prioritization of such risks and development of any action plans to mitigate such risks.

        The nominating and corporate governance committee met one (1) time in person and took action one (1) time by written consent during the fiscal year ended March 31, 2017. The nominating and corporate governance committee operates under a written charter adopted by the board of directors, a current copy of which is available at the Corporate Governance section of our website at http://www.virtusa.com/investors.

Finance committee

        The finance committee was formed and approved by our Board on June 29, 2017 and currently consists of Messrs. Pandit, Armony and Nearhos. Mr. Pandit serves as the chairman of the finance committee. The finance committee's responsibilities include advising the Board and the Company's management regarding potential corporate transactions, including strategic investments, mergers, acquisitions and divestitures, the Company's debt or equity financings, credit arrangements, investments, capital structure and capital policies. The finance committee operates under a written charter adopted by the board of directors, a current copy of which is available at the Corporate Governance section of our website at http://www.virtusa.com/investors.

Compensation committee interlocks and insider participation

        During our fiscal year ended March 31, 2017, Messrs. Trust, Davoli, Moriarty and Ramji served as members of the compensation committee. No member of the compensation committee was an employee or former employee of us or any of our subsidiaries, or had any relationship with us requiring disclosure herein.

        During our fiscal year ended March 31, 2017, no executive officer of the Company served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (ii) a director of another entity, one of whose executive officers served on our compensation committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

 REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

        The Virtusa Corporation (the "Company") board of directors appointed us as an audit committee to oversee the Company's accounting and financial reporting processes on behalf of the board of directors, including review of the Company's consolidated financial statements, its system of internal controls and the independence and performance of its internal auditor and independent registered public accounting firm. As an audit committee, we select the independent registered public accounting firm.

        We are governed by a written charter adopted by the audit committee and our board of directors, which is available through the Investor Relations page of our website at http://www.virtusa.com.

        The audit committee consisted of three members, Messrs. O'Brien (chairman until May 31, 2017), Armony and Nearhos, all non-employee directors at the time that the actions of the committee described in this report were undertaken during the Company's fiscal year ended March 31, 2017. Effective May 31, 2017, Mr. Nearhos was appointed as chairman to our audit committee by our board of directors, with Mr. O'Brien remaining on the committee, and Mr. Doody was appointed to the audit committee (and Mr. Armony stepped down). None of the members of the audit committee is an officer or employee of the Company, and the board of directors has determined that each member of the audit committee meets the independence requirements promulgated by The NASDAQ Stock Market, Inc. and the Securities and Exchange Commission, including Rule 10A-3(b)(1) under the Exchange Act. Messrs. Nearhos and O'Brien are each "audit committee financial experts" as is currently defined under SEC rules. The audit committee operates under a written charter adopted by the board of directors.

        The Company's management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company's independent registered public accounting firm is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing. We have relied, without independent verification, on the information provided to us and on the representations made by the Company's management and the independent registered public accounting firm.

        In fulfilling our oversight responsibilities, we discussed with representatives of KPMG LLP, the independent registered public accounting firm for our fiscal year ended March 31, 2017, the overall scope and plans for their audit of the consolidated financial statements for the fiscal year ended March 31, 2017. We met with them, with and without the Company's management present, to discuss the results of their examinations, their evaluations of the Company's internal control over financial reporting and the overall quality of the Company's financial reporting. We reviewed and discussed the audited consolidated financial statements for the fiscal year ended March 31, 2017 with management and the independent registered public accounting firm.

        We also reviewed the report of management contained in the Annual Report on Form 10-K for the fiscal year ended March 31, 2017, filed with the Securities and Exchange Commission, on its assessment of the effectiveness of the Company's internal control over financial reporting, as well as the Reports of Independent Registered Public Accounting Firm included in the Annual Report on

Form 10-K related to KPMG's audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. We continue to oversee the Company's efforts related to its internal control over financial reporting and management's preparations for the evaluation in the Company's fiscal year ending March 31, 2018.

        We discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board, including a discussion of the Company's accounting principles, the application of those principles, and the other matters required to be discussed with audit committees under generally accepted auditing standards.

        We have reviewed the permitted services under rules of the Securities and Exchange Commission as currently in effect and discussed with KPMG their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence. In evaluating the independence of our independent registered public accountant, we considered whether the services they provided beyond their audit and review of the consolidated financial statements were compatible with maintaining their independence. We also considered the amount of fees they received for audit and non-audit services.

        Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the audit committee charter, we recommended to the board of directors that the audited consolidated financial statements for the fiscal year ended March 31, 2017 be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2017.

THE AUDIT COMMITTEE

Barry R. Nearhos, Chair
William K. O'Brien
Joseph G. Doody (effective May 31, 2017)

 REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

        No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

        The compensation committee of the board of directors, which is comprised solely of independent directors within the meaning of applicable rules of The NASDAQ Stock Market, Inc., outside directors within the meaning of Section 162 of the Internal Revenue Code of 1986, as amended, and non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, is responsible for developing executive compensation policies and advising the board of directors with respect to such policies and administering the Company's cash incentive, stock option and equity incentive plans. The compensation committee sets performance goals and objectives for the chief executive officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the compensation committee may retain the services of a compensation consultant and consider recommendations from the chief executive officer with respect to goals and compensation of the other executive officers. The compensation committee assesses the information it receives in accordance with its business judgment. The compensation committee also periodically reviews director compensation. It has been our practice that decisions with respect to executive and director compensation are approved by the compensation committee and generally are also recommended to the full board (but only to the independent, outside directors thereof) for approval and/or ratification. Messrs. O'Brien, Ramji and Doody are the current members of the compensation committee. Effective June 30, 2017, Mr. Martin Trust and Mr. Davoli, stepped down from the compensation committee.

        The compensation committee has reviewed and discussed the Compensation Discussion and Analysis (the "CD&A") for the fiscal year ended March 31, 2017 with management. In reliance on the reviews and discussions referred to above, the compensation committee has approved of the CD&A, and has recommended to the board of directors, and the board of directors has approved, the CD&A for inclusion in the proxy statement for the fiscal year ended March 31, 2017 for filing with the Securities and Exchange Commission.

Respectfully submitted by the
Compensation Committee,

William K. O'Brien (chairman)
Al-Noor Ramji
Joseph G. Doody

VIRTUSA CORPORATION 2017
COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

        This section explains our executive compensation program, including philosophy, policies, practices and key compensation decisions for fiscal 2017 as it relates to our named executive officers. Compensation for our Named Executive Officers is further described in the Summary Compensation Tables and other compensation tables contained in this proxy statement. The table below shows our named executive officers for fiscal 2017.

Name	Title in Fiscal 2017
Kris Canekeratne	Chairman and Chief Executive Officer
Ranjan Kalia	Executive Vice President, Chief Financial Officer
Raj Rajgopal	President, ETS
Jitin Goyal	President, BFS(1)
Thomas R. Holler	Executive Vice President, Chief Strategy Officer
Roger Keith Modder	Executive Vice President, Chief Operation Officer

(1)
Mr. Goyal resigned as President, BFS at Virtusa on November 9, 2016, but continued employment with Virtusa to effect an orderly transition until March 31, 2017.

EXECUTIVE HIGHLIGHTS

Principal Components of CEO Fiscal 2017 Compensation

(1)
Target total compensation reflects the CEO's normal course pay package. A special one-time grant to the CEO of performance share units subject to a 5-year performance period and the "reset" of the CEO's fiscal 2017 performance share units are excluded from the foregoing disclosure. Both the special one-time grant and the reset of the fiscal 2017 performance share units also were made to the other named executive officers. See pages 32 - 34 of this proxy statement for disclosures regarding the special grant and the reset of the 2017 performance share units.

        The above graphics show that 92% of the CEO's fiscal 2017 target total compensation was at-risk pay subject to the achievement of compensation committee approved performance metrics, which is consistent with our pay for performance philosophy.

Performance Measures Affecting Fiscal 2017 Pay Outcomes

        No Annual Incentive Payouts.    Fiscal 2017 was a challenging year for the Company and, as a result, the Company made no annual incentive payouts to our named executive officers.

        46.2% of target Reset PSUs(1) were earned.    Due to lower than expected results, our named executive officers earned 46.2% of their Reset PSUs for fiscal 2017.

(1)
As noted above, Virtusa "reset" each named executive officers' fiscal 2017 performance share unit grant by (i) issuing a new PSU grant ("Reset PSUs") to reflect revised financial guidance, (ii) subjecting the Reset PSUs to performance targets, non-GAAP operating income (30%) and revenue (70%), that were measured over the nine month period ending March 31, 2017, and (iii) setting the target number of Reset PSUs substantially below the target number of fiscal 2017 PSUs originally granted to our named executive officers. See page 32-33 of this proxy statement for disclosures regarding the reset of the 2017 performance share units.

(2)
A reconciliation of this non-GAAP measure to its most directly comparable U.S. GAAP measure for the respective periods can be found in "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2017, filed on May 26, 2017.

        The above graphics demonstrate the close relationship between corporate performance and pay outcomes.

Relationship between CEO Reported Compensation, Target Total Compensation and Realized Compensation

        In this compensation discussion and analysis, we disclose each executive officer's compensation in the following three methods: (i) reported compensation, (ii) target total compensation and (iii) realized compensation. Reported compensation is the compensation disclosed in the Summary Compensation Table in accordance with rules promulgated by the SEC. This disclosure includes the theoretical accounting values of equity grants. Target total compensation is the compensation an executive officer would earn assuming achievement of target performance (see page 28 of this proxy statement, which sets forth a tabular analysis of each executive officer's target total compensation). The compensation committee is responsible for approving each executive officer's total target compensation. Realized compensation is the amount of compensation that an executive officer is paid or earned during a fiscal year. For a given fiscal year, the amounts shown under each of the three disclosed methods typically will differ from each other, often materially.

        The numbers shown below are not intended to replace the SEC mandated Summary Total Compensation, but rather provide a perspective on the relationship between the CEO's reported compensation, target total compensation and realized compensation.

(1)
Realized compensation for each fiscal year equals the sum of an executive officer's (i) base salary paid during the fiscal year, (ii) annual incentive cash compensation earned during the fiscal year, (iii) performance share units earned during the fiscal year (value based on year end share price), and (iv) time-based restricted stock units that vested during the fiscal year (value based on vesting date share price).

OVERVIEW

        We believe that the compensation of our executive officers should focus executive behavior on the achievement of near-term corporate targets as well as long-term business objectives and strategies. We place significant emphasis on pay-for-performance compensation programs, which reward our executives when we achieve certain financial and business goals and create stockholder value and also result in reduced executive compensation when we do not achieve our business and shareholder value goals. We use a combination of base salary, annual cash incentive compensation programs, a long-term equity incentive compensation program and a broad-based benefits program to create a competitive compensation package for our executive management team. We describe below our compensation philosophy, policies and practices with respect to our chief executive officer, chief financial officer and our other executive officers.

OTHER FACTORS IMPACTING FISCAL 2017 COMPENSATION

        In March 2016, we completed our acquisition of a majority interest in Polaris Consulting & Services Limited, a global IT services company focused on banking and financial services ("Polaris"), and in April 2016 completed our mandatory offering of up to 26% of the outstanding shares of Polaris, for approximately $257.4 million in cash. The acquisition was our largest acquisition to date and, as previously disclosed, impacted our net income and earnings per share in part due to the reliance on a credit facility to finance the transaction and due to the dilutive impact in fiscal 2017.

        Fiscal year 2017 was the first fiscal year in which we used non-GAAP operating income as a performance measure for our annual incentive compensation and performance-based restricted stock units. Previously, we had used GAAP operating income. We made this change for two reasons: (i) non-GAAP operating income provides a more comparable measure of Virtusa's profitability primarily due to our acquisition of Polaris and the impact of non-cash expense associated with equity grants and (ii) the use of non-GAAP operating income is consistent with guidance we provide to the investment community. We believe that using the non-GAAP operating income better reflects the information used by our management for financial and operational decision-making.

ADMINISTRATION AND OBJECTIVES OF OUR EXECUTIVE COMPENSATION PROGRAM

        Our compensation committee, which is comprised entirely of independent directors, is responsible for establishing and administering our policies governing the compensation for our executive officers, including executive officer salaries, bonuses and equity incentive compensation. The compensation committee reviews all components of compensation for our named executive officers. In accordance with its charter, the compensation committee also, among other responsibilities, administers our incentive compensation plan, and reviews and makes recommendations to management on company-wide compensation programs and practices. It has been our practice that all decisions with respect to our executive officers are approved by the compensation committee and are also recommended to the independent, outside members of our full board (the "Independent Board") for approval and/or ratification.

        Our compensation committee has designed our overall executive compensation program to achieve the following objectives:

  •
  attract and retain talented and experienced executives;

  •
  motivate and reward executives whose knowledge, skills and performance are critical to our success;

  •
  align the interests of our executive officers and stockholders by including a significant variable component which is weighted heavily towards performance-based rewards;

  •
  link the variable compensation paid to executives to measurable operating results of the Company;

  •
  ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

  •
  foster a shared commitment among executives by aligning their individual goals with our corporate goals; and

  •
  compensate our executives to manage our business to meet our near-term and long-term objectives.

        We use a mix of short-term compensation (base salaries and variable cash incentive compensation) and long-term compensation (equity incentive compensation) to provide a total compensation structure that is designed to achieve the objectives of our executive compensation program. We determine the percentage mix of compensation structures that we think is appropriate for each of our executive officers. The compensation committee believes that a substantial percentage of the compensation of our executive officers should be performance-based. In that regard, our compensation program places the greatest emphasis on long-term incentive compensation through equity grants that vest predominantly on achievement of performance goals, which we believe effectively aligns the interests of our executive officers and those of our stockholders.

METHODOLOGY FOR ESTABLISHING EXECUTIVE COMPENSATION

        The compensation committee meets outside the presence of the executive officers and uses its judgment and experience and the recommendations of the chief executive officer to determine the appropriate mix of compensation for each individual. The compensation committee has the authority to engage the services of outside consultants and advisors to assist it with making decisions regarding the establishment of our compensation programs and philosophy. The compensation committee retained Meridian Compensation Partners, LLC ("Meridian") as its independent compensation consultant to advise the compensation committee in matters related to executive officer and director compensation for our 2017 fiscal year, as described in more detail below. Meridian does not provide any services to us other than the executive or board compensation services provided to the compensation committee.

        In assessing the compensation paid to our chief executive officer and other executive officers, the compensation committee considers a broad range of information, data and advice, including information, data derived from our selected peer group, advice from our compensation consultant and legal counsel and input from our chief executive officer but solely with respect to his direct reports. The committee also considers the following factors when assessing and setting each named executive officer's compensation:

  •
  market compensation levels;

  •
  the contributions made by each executive officer;

  •
  the roles and responsibilities of each executive officer and the extent to which an officer's roles and responsibilities may have increased or decreased from the prior year;

  •
  the executive officer's experience, skills and expertise;

  •
  the executive officer's historical compensation at Virtusa;

  •
  the performance of each executive officer and the Company as a whole;

  •
  the amounts of compensation being paid to our other executives;

  •
  Virtusa's total stockholder return and financial performance in the prior fiscal year, as well as over a three and five year period;

  •
  the business needs for each executive officer;

  •
  the competitive market for each executive officer's expertise and experience;

  •
  the executive officer's geographic location;

  •
  the requirements of applicable employment agreements; and

  •
  the readiness of each executive officer to assume a more significant role within the organization.

        The chief executive officer makes recommendations to the compensation committee regarding base salary levels, target variable cash incentive awards, equity awards and performance goals for both variable cash incentive compensation and performance-based equity awards for the named executive officers. The compensation committee considers the recommendations of the chief executive officer when setting compensation levels, payout opportunities and mix of pay for these named executive officers.

        In 2016, our stockholders overwhelmingly voted in favor of our "say on pay" proposal. Of stockholder votes received, over ninety-nine percent of our stockholders voted to approve our "say on pay" proposal. The table below shows the specific vote results:

For	24,787,938	99.46%
Against	130,424.44%
Abstain	5,002.02%
Non-Votes	1,562,447	N/A

        The compensation committee believes these results affirm our shareholders' support of our approach to executive compensation, and therefore did not significantly change the Company's compensation philosophy or programs during fiscal 2017. The compensation committee will continue to consider the outcome of our say-on-pay votes, regulatory changes and emerging best practices when making future compensation decisions for our named executive officers.

DEVELOPMENT OF FISCAL 2017 COMPENSATION PEER GROUP

        Each year, the compensation committee evaluates the appropriateness of the peer group we use to benchmark and evaluate compensation levels and design. When evaluating the appropriateness of compensation peer group, the compensation committee seeks to construct and approve a peer group of companies that shares similar attributes to Virtusa. In that regard, the compensation committee evaluated existing and potential peer companies against the following criteria: (i) revenues of between 1/2 and twice Virtusa's projected revenues; (ii) market capitalization of between 1/2 and twice Virtusa's market capitalization, (iii) similar or allied industries of Virtusa (e.g., IT consulting, application software and data processing) and (iv) operating margin growth rate. In addition to these criteria, the compensation committee considered the effect of Virtusa's acquisition of a majority interest in Polaris Consulting & Services ("Polaris") on our operations and revenues and input from our compensation consultant and management.

        Based on the evaluation criteria and the foregoing considerations, the compensation committee approved the following fiscal 2017 peer group, which is comprised of 17 publicly traded companies:

ACI Worldwide Inc.	Mentor Graphics Corp.
Acxiom Corp.	NeuStar, Inc.
Bankrate Inc.	Pegasystems Inc.
Black Knight Financial Services	Perficient Inc.
Blackbaud Inc.	Sykes Enterprises, Inc.
Cardtronics Inc.	Synchronoss Technologies
CSG Systems International Inc.	TeleTech Holdings, Inc.
Endurance Int'l Group Holdings Inc.	Verint Systems, Inc.
ExlService Holdings Inc.

        The fiscal 2017 peer group companies' annual revenues ranged between $371 million and $1,287 million, with median revenues of approximately $831 million and median market capitalization of approximately 1,511 million. At the time the compensation committee approved the fiscal 2017 peer group, Virtusa's forecasted fiscal 2017 revenues were $905 million at the mid-point of publicly issued financial guidance for fiscal 2017 and our market capitalization was approximately $1,048 million.

        In setting compensation for each named executive officer, the compensation committee has generally targeted total compensation (i.e., the sum of base salary, target bonus opportunity and target long-term incentive value) at the 50th percentile of the peer group. With respect to each component of compensation, the compensation committee generally targets base salaries and total cash compensation (i.e., the sum of base salary and target bonus opportunity) between the 25th and 50th percentile of the peer group and long-term incentive compensation target value between the 50th and 75th percentile of the peer group.

        Peer group compensation data is one of many factors that the compensation committee considers in setting compensation levels for each of our named executive officers. Based on factors and considerations (which were described above), the compensation committee may set a named executive officer's total compensation and each component of compensation above or below the referenced benchmark.

        We believe that the use of a peer group data and generally targeting the market median of our peer group are important factors in remaining competitive with our peers and furthering our objective of attracting, motivating and retaining highly qualified personnel.

FISCAL 2017 TARGET TOTAL COMPENSATION

        The table below shows each named executive officer's fiscal 2017 target total compensation and each element of target total compensation as approved by the compensation committee. Disclosed target amounts are those amounts that would be earned assuming achievement of target performance, as set by the compensation committee.

		(a)	(b)	(c)	(d)	(e)	(f)
Name	Position	Base Salary	Target Annual Incentive Opportunity as a Percent of Salary	Target Annual Incentive Opportunity (a) × (b)	Total Cash Compensation (a) + (c)	Performance Share Units at Target	Target Total Compensation (d) + (e)
Kris Canekeratne	Chairman and Chief Executive Officer	$475,000	100%	$475,000	$950,000	$5,198,400	$6,148,400
Ranjan Kalia	Executive Vice President, Chief Financial Officer	$360,000	69%	$250,000	$610,000	$1,624,500	$2,234,500
Raj Rajgopal	President, ETS	$375,000	100%	$375,000	$750,000	$1,624,500	$2,374,500
Tom Holler	Executive Vice President, Chief Strategy Officer	$340,000	74%	$250,000	$590,000	$1,364,580	$1,954,580
Keith Modder	Executive Vice President, Chief Operation Officer	$280,000	79%	$220,000	$500,000	$1,364,580	$1,864,580

FISCAL 2017 EXECUTIVE COMPENSATION COMPONENTS

        Our fiscal 2017 executive compensation program is primarily composed of base salary, annual cash incentive compensation and performance-based equity compensation. Our compensation committee has not adopted a formal policy for allocating between various forms of compensation. However, we generally strive to provide our named executive officers with a balance of short-term and long-term incentives to encourage consistently strong performance and be competitive within our peer group.

        For fiscal 2017, the compensation committee approved a pay mix for our executive officers that was largely comprised of long-term incentive compensation and at-risk compensation to align total executive compensation with shareholder interests, to drive shareholder value and to maintain our pay for performance pay structure and culture. Our fiscal year 2017 pay mix for our chief executive officer and our other named executive officers is shown in the below pie charts.

        Described below is each fiscal year 2017 pay component.

Base Salary

        Our named executive officers are each paid a base salary, which the compensation committee reviews each fiscal year. The compensation committee primarily used competitive market data within our peer group to set base salary levels and to determine any base salary adjustment. Historically, the committee has targeted base salary between the 25th and 50th percentile of the compensation peer group. However, the committee also considered other factors in setting each named executive officer's fiscal 2017 base salary, including the executive officer's prior performance, experience and expertise, historical compensation adjustments and competitive marketplace for executive talent.

        Our compensation committee decided not to increase the base salary of any named executive officer (except for Mr. Goyal) due to our fiscal 2016 performance during which we did not achieve all of our financial and operating goals. Accordingly, the compensation committee approved the following fiscal 2017 annual base salaries for our named executive officers:

	2015 Base Salary	% Increase	2016 Base Salary	% Increase	2017 Base Salary
Kris Canekeratne	$450,000	5.6%	$475,000	0%	$475,000
Ranjan Kalia	$345,000	4.3%	$360,000	0%	$360,000
Raj Rajgopal	$370,000	1.4%	$375,000	0%	$375,000
Thomas R. Holler	$325,000	4.6%	$340,000	0%	$340,000
Roger Keith Modder	$270,000	3.7%	$280,000	0%	$280,000
Jitin Goyal(1)	—	(2)	$365,720	15.7%	$423,287

(1)
In connection with the Polaris acquisition, our compensation committee, with Independent Board ratification, approved the increase of Mr. Goyal's (President, BFS) base salary generally to be on par with Raj Rajgopal, President, ETS, and reflects the increase in responsibility of becoming an executive officer of a U.S.-listed company. Mr. Goyal's salary was set at 325,000 GPB and paid and recorded in GBP as he resided in London, England. We translated his base salary into U.S. dollars using the annual average exchange rates of $0.7678 for the fiscal year ended March 31, 2017.

(2)
Mr. Goyal was not an executive officer or an employee of Virtusa Corporation for the fiscal year ending March 31, 2015. Mr. Goyal resigned as President, BFS on November 9, 2016, but continued his employment to effect an orderly transition until March 31, 2017.

Annual Cash Incentive Program

        We have established the annual cash incentive program, or VCCP, to incent our executive officers to achieve performance goals established and approved by the compensation committee. Therefore, VCCP supports our pay-for-performance philosophy by providing incentive compensation to our executive officers solely upon the achievement of pre-set performance goals.

        We did not achieve threshold performance goals for either revenue or non-GAAP operating income in our fiscal year ended March 31, 2017. Therefore, Virtusa made no annual cash incentive payments under the VCCP to our named executive officers. In addition, we made no discretionary cash payments to our named executive officers.

        The compensation committee primarily used competitive market data within our peer group to set each named executive officer's target cash incentive opportunity. Historically, the compensation committee has set target cash incentive opportunity between the 25th and 50th percentile of the compensation peer group. However, the compensation committee also considered other factors in setting each named executive officer's fiscal 2017 target cash incentive opportunity, including the executive officer's prior performance, experience, expertise and ability to drive corporate performance. The payout opportunity under fiscal 2017 VCCP ranged from 60% of the target incentive opportunity for achieving threshold or at least a minimum level of performance to 200% of the target cash incentive opportunity for achieving maximum level of performance.

        The chart below shows each named executive officer's fiscal 2017 target cash incentive opportunity.

	Fiscal 2017 Target Cash Incentive Opportunity	Fiscal 2017 Target Cash Incentive Opportunity as a % of Base Salary
Kris Canekeratne	$475,000	100%
Ranjan Kalia	$250,000	69%
Raj Rajgopal	$375,000	100%
Thomas R. Holler	$250,000	74%
Roger Keith Modder	$220,000	79%
Jitin Goyal	$282,000	62%

        For fiscal 2017, the compensation committee approved two equally weighted performance measures: (i) revenue and (ii) non-GAAP operating income, along with minimum target and maximum goals for these measures. The compensation committee selected these performance measures as they reflect Virtusa's on-going strategic goal of driving profitable revenue growth, which in turn translates into enhanced shareholder value. The compensation committee also approved the VCCP revenue goals and non-GAAP operating income goals. The compensation committee set these goals to be challenging, but achievable, based on our business plan. In that regard, the target revenue goal for fiscal year 2017 approved by the compensation committee is 56.7% higher than the fiscal year 2016 target revenue goal, which itself represented an increase of 20.8% from fiscal year 2016 to fiscal year 2015. The rigor and challenge of our goal setting process is further demonstrated by the various levels of payouts earned over the last five fiscal years, as shown in the below chart:

*
The Compensation Committee exercised its discretion to reduce FY2016 payouts from 75% to 50% of target because the Company did not achieve its operating income targets.

        As previously stated, fiscal year 2017 is the first year in which we used non-GAAP operating income as a performance measure. Previously, we had used GAAP operating income. See, "OTHER FACTORS IMPACTING FISCAL 2017 COMPENSATION" above. The chart below shows the compensation committee approved performance goals for fiscal 2017 and achieved results against those goals.

		Performance Goal
Performance Measure	Weighting	Threshold 60%	Target 100%	Maximum 200%	FY2017 Actual Performance
Revenue	50%	$905 million	$920 million(2)	$1,000 million	$859 million
Non-GAAP Operating Income(1)	50%	$101.2 million	$105.3 million(3)	$120.0 million	$55.7 million

(1)
Non-GAAP operating income excludes stock based compensation expense and acquisition related charges. A reconciliation of this non-GAAP measure to its most directly comparable U.S. GAAP measure for the respective periods can be found in "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2017, filed on May 26, 2017.

(2)
Under the VCCP, the revenue target for a 100% payout for the fiscal year ended March 31, 2017 was $920 million, representing a growth rate of approximately 56.7% from fiscal 2016.

(3)
The Non-GAAP operating income target for the fiscal year ended March 31, 2017 was $105.3 million, representing a 32.0% increase from fiscal 2016 non-GAAP operating income.

        In fiscal 2017, we did not achieve threshold performance goals for either revenue or non-GAAP operating income. Therefore, Virtusa made no incentive cash payments under the VCCP to our named executive officers.

Long-Term Incentive Compensation

        We grant long-term incentive compensation in the form of performance-based equity awards, which incent our executive officers to achieve key financial metrics, enhance shareholder value and to align the interests of our executive officers with our stockholders.

        The compensation committee must approve grants of equity awards to our named executive officers. The compensation committee approves annual equity grants at its first regularly scheduled or special meetings during the fiscal year. Our practice is also to obtain approval by the Independent Board of all equity awards approved by the compensation committee.

        The compensation committee primarily used competitive market data to set the fiscal 2017 target value of each named executive officer's annual equity grant. Historically, the compensation committee has set this target value between the 50th and 75th percentile of the compensation peer group. However, the compensation committee also considered other factors in setting each named executive officer's fiscal 2017 equity award target value, including the executive officer's prior performance, experience and expertise and ability to drive corporate performance and key share usage statistics such as run rate, overhang, shares available for future grants and dilution.

  Original Annual Fiscal 2017 PSU Grants

        For fiscal 2017, the compensation committee initially approved a grant of performance based restricted stock units (PSUs) to each named executive officer (Original Annual 2017 PSUs). These Original Annual 2017 PSUs were subject to the achievement of performance goals established and approved by the compensation committee. Therefore, the grant of the Original Annual 2017 PSUs supported our pay-for-performance philosophy by providing incentive compensation to our executive officers solely upon the achievement of pre-set performance goals. We did not achieve the threshold level of performance. Therefore, none of the Original Annual 2017 PSUs were earned or paid to our named executive officers. The chart below shows the target number and related value of each Original Annual 2017 PSUs granted to our named executive officers.

	Original Annual 2017 PSUs Granted at 100% Achievement of Target	Target Value	PSUs Earned	Value of PSUs Earned
Kris Canekeratne	160,000	$3,595,200	0	0
Ranjan Kalia	50,000	$1,123,500	0	0
Raj Rajgopal	50,000	$1,123,500	0	0
Thomas R. Holler	42,000	$943,740	0	0
Roger Keith Modder	42,000	$943,740	0	0
Jitin Goyal	42,000	$943,740	0	0

        The payout opportunity under the Original Annual 2017 PSUs ranged from 25% of the target number of PSUs for achieving a minimum level of performance to 150% of the target number of PSUs for achieving maximum level of performance.

        The compensation committee approved two performance measures for the Original Annual 2017 PSUs: (i) revenue (weighted 70%) and (ii) non-GAAP operating income (weighted 30%), along with minimum target and maximum goals for these measures. The compensation committee selected these performance measures as they reflect Virtusa's on-going strategic goal of driving profitable revenue growth, which in turn should translate into enhanced shareholder value. The compensation committee set these goals to be rigorous, but achievable, based on our business plan at the time of approval. In that regard, the target revenue goal for fiscal 2017 approved by the compensation committee was 56.7% higher than fiscal year 2016 target revenue goal, which itself represented an increase of 20.8% from the fiscal 2015 target revenue goal.

        The chart below shows the compensation committee approved performance goals for fiscal 2017.

		Performance Goal—Original Annual 2017 PSU Grant
Performance Measure	Weight	Threshold 25%	Target 100%	Maximum 150%
Revenue	70%	$890 million	$920 million(1)	$1,000 million
Non-GAAP Operating Income	30%	$97.1 million	$105.3 million(2)	$120.0 million

(1)
The revenue target for a 100% payout for the fiscal year ended March 31, 2017 was $920 million, representing a growth rate of approximately 56.7% from the fiscal 2016 revenue target.

(2)
Non-GAAP operating income excludes stock based compensation expense and acquisition related charges. The Non-GAAP operating income target for a 100% payout for the fiscal year ended March 31, 2017, was $105.3 million, representing a 32.0% increase from fiscal 2016 non-GAAP operating income. A reconciliation of this non-GAAP measure to its most directly comparable U.S. GAAP measure for the respective periods can be found in "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2017, filed on May 26, 2017.

        As described in more detail below, the compensation committee issued new PSU grants based on revised financial guidance and subject to performance targets for the nine-month period ending March 31, 2017 due to the compensation committee's determination that we had no likelihood of achieving at least the threshold performance under the Original Annual 2017 PSU grants.

  Reset 2017 PSU Grants

        Due to substantial changes in market conditions, Virtusa issued revised financial guidance to investors on August 9, 2016. Based on this revised financial guidance, the compensation committee determined that the Company had no likelihood of achieving at least the threshold performance goals under Original Annual 2017 PSU grant. Thus, the Original Annual 2017 PSU grants were likely to be fully forfeited at the end of the performance period and would provide no retentive or motivational value.

        The compensation committee believed that it was critical to issue new performance based share units based on the "reset" fiscal 2017 financial guidance to provide our named executive officers with a meaningful equity incentive opportunity for fiscal 2017 to (i) incent our named executive officers to achieve revised financial guidance goals and integrate Polaris into Virtusa, (ii) build meaningful revenue momentum on a much larger platform as we entered fiscal 2018 and (iii) create retentive value.

        Therefore, on September 26, 2016, the compensation committee approved the grant of new performance share units (the "Reset 2017 PSUs") for each of our named executive officers. The performance metrics of the Reset 2017 PSUs were based on reset financial guidance for the nine-month period ending March 31, 2017. Each named executive officer's Reset 2017 PSUs was equal to approximately one-half the number of his Original Annual 2017 PSUs.

        The Reset 2017 RSU grants vest only upon the Company's achievement of two critical performance metrics: revenue (70%) and Non-GAAP operating income target (30%) over the nine-month performance period, beginning July 1, 2016 and ending March 31, 2017. The following table outlines the threshold, target and maximum performance goals, actual performance and the percentage of target Reset 2017 PSUs earned:

		Performance Goal—Reset 2017 PSU Grant
Performance Measure	Weight	Threshold 25%	Target 75%	Maximum 100%	Achieved	Unweighted Percent of Target Earned	Weighed Percent of Target Earned
Revenue	70%	$645 million	$655 million	$665 million(1)	$653.2 million	66.0%	46.2%
Non-GAAP Operating Income	30%	$63.0 million	$65.6 million	$68.1 million(2)	$48.6 million	0%	0%
Total						66.0%	46.2%

(1)
Under the Reset 2017 PSU Plan, the revenue target for the nine month period ended March 31, 2017 was $665 million for a 100% payout, representing a growth rate of approximately 42.9% from fiscal 2016 (as adjusted for full fiscal 2017).

(2)
Non-GAAP income from operations excludes stock based compensation expense and acquisition related charges. The Non-GAAP operating income target for the nine month period ended March 31, 2017 under the Reset 2017 PSU Plan was $68.1 million, representing a 10.5% increase from fiscal 2016 non-GAAP operating income (as adjusted for full fiscal 2017). A reconciliation of this non-GAAP measure to its most directly comparable U.S. GAAP measure for the respective periods can be found in "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2017, filed on May 26, 2017.

        The number of PSUs that were earned at the end of the performance period were converted into restricted stock units (RSUs), of which 50% vest on September 1, 2017 and the remaining 50% vest on March 1, 2019. This further enhances the retentive value under the Reset 2017 PSU Plan. On the date of vesting, we will transfer to each named executive officer one unrestricted share of common stock for each PSU that vests.

        The following table outlines the number and value of Reset 2017 PSUs granted and earned. Based on financial results described in the above chart, each named executive officers earned 46.2% of his Reset 2017 PSU grants.

	# of Reset 2017 PSUs Granted at Target	Grant Date Fair Value of Target Grant(1)	# of Reset PSUs Earned(2)	Value of PSUs Earned(3)
Kris Canekeratne	80,000	$1,592,000	36,960	$1,116,931
Ranjan Kalia	25,000	$497,500	11,550	$349,041
Raj Rajgopal	25,000	$497,500	11,550	$349,041
Thomas R. Holler	21,000	$417,900	9,702	$293,194
Roger Keith Modder	21,000	$417,900	9,702	$293,194

(1)
Grant date fair value is based on the number of PSUs granted at the fair market value on date of grant of $19.90 per share, the effective date of grant and closing price on November 14, 2016.

(2)
Represents the PSUs conditionally vested and subject to the time-based vesting provisions above.

(3)
Represents the value of underlying shares of the PSUs conditionally earned based on the closing market price of Virtusa common stock of $30.22 per share at March 31, 2017.

  Historical Rigor of Virtusa Goal Setting For Performance Based Equity Awards

        The rigor of our goal setting process for our performance based equity awards is further demonstrated by the various levels of payouts earned over the last five fiscal years, as shown in the below chart:

  Special Fiscal 2017 Equity Grants

        The compensation committee approved the following special one-time equity grants during fiscal 2017.

        Special Grant to Jitin Goval.    In fiscal 2017, Virtusa granted 113,482 restricted stock units to Mr. Jitin Goyal as part of his initial compensation package when he joined the Virtusa executive team as part of the Polaris acquisition.

        Special Grant to Ranjan Kalia.    In fiscal 2017, Virtusa granted 16,000 restricted stock units to Mr. Ranjan Kalia in recognition of the extraordinary efforts in consummating the Polaris transaction (as well as the substantial undertaking to integrate Virtusa and Polaris from an operational standpoint).

  Special 5-year Performance Share Unit Grants

        On June 7, 2016, the compensation committee approved a special 5-year performance share unit grant ("5-year PSUs") for each of our named executive officers. The compensation committee approved this grant in recognition of the following:

  •
  the named executive officers' substantial efforts in successfully consummating the acquisition of Polaris

  •
  the named executive officers' substantial efforts required to successfully integrate Polaris' operations into Virtusa's operations

  •
  the increased complexity in managing and operating the combined enterprises

  •
  provide increased incentive opportunity to drive long term profitable growth, over a larger platform, including Polaris

        The 5-year PSUs are earned based on achievement against non-GAAP operating income goals over a five-year performance period beginning April 1, 2016 and ending March 31, 2021 ("Performance Period"). The compensation committee selected non-GAAP operating income performance measure to incent our named executive officers to drive long-term growth in profits, which in turn should translate into enhanced shareholder value.

        The chart below shows the number of 5-year PSUs granted at target to each named executive officer:

	Target Value ($)	# of 5-Year PSUs Granted At Target
Kris Canekeratne	3,370,500	150,000
Ranjan Kalia	1,123,500	50,000
Raj Rajgopal	898,800	40,000
Thomas R. Holler	1,123,500	50,000
Roger Keith Modder	898,800	40,000

        During the Performance Period, the 5-Year PSUs vest based on the Virtusa's achievement of twelve-month trailing ("TTM") non-GAAP operating income goals as of any eligible fiscal quarter ending within the Performance Period. The following are the compensation committee approved Non-GAAP operating income goals and related vesting schedule:

  •
  30% of 5-year PSUs vest upon achieving TTM non-GAAP operating income of $117 million during the Performance Period.

  •
  30% of 5-year PSUs vest upon achieving TTM non-GAAP operating income of $136 million during the Performance Period.

  •
  40% of 5-year PSUs vest upon achieving TTM non-GAAP operating income of $158 million during the Performance Period.

  •
  To the extent that any 5-year PSUs vest in any fiscal quarter during the Performance Period, the 5-year PSUs shall vest on the first day of the third month following the quarter in which vesting is achieved.

        If Virtusa achieves TTM non-GAAP operating income of $200 million at any fiscal quarter end within the Performance Period, then each named executive officer will vest in 200% of his target number 5-year PSUs less any previously vested 5-year PSUs.

        For fiscal 2017, based on our financial performance, no PSUs were earned.

FISCAL 2018 CHANGES IN COMPENSATION PROGRAM

        After the end of fiscal 2017, the compensation committee made two important changes in our executive compensation programs, which will take effect in fiscal 2018. As described below, these changes relate to our named executive officers' mix of long-term incentive vehicles and the setting of our chief executive officers' compensation.

        Starting in fiscal 2018, we are moving to a long-term incentive mix that includes both performance share units and restricted stock units. For the chief executive officer, his long-term incentive target value will be allocated 80% to performance based restricted stock units and 20% to restricted stock units. For our other named executive officers, their long-term incentive target value will be allocated 70% to performance based restricted stock units and 30% to restricted stock units. We made this change in long-term incentive mix to enhance the retentive aspects of our equity compensation and to better align with market practice.

        As previously described, we generally target each named executive officer's total compensation at the 50th percentile of the peer group. Starting in fiscal 2018, the compensation committee has determined that it is appropriate and in the best interests of the Company to target the CEO's total compensation up to the 75th percentile of the peer group. The compensation committee made this change in recognition of the CEO's long-term success in driving profitable revenue growth for Virtusa and unique ability and expertise to execute on the Company's strategic business plan, which in turn we believe will enhance shareholder value.

STOCK OWNERSHIP GUIDELINES

        We introduced equity ownership guidelines in November 2010 to align the interests of our executive officers and directors with those of our stockholders. Under the guidelines, executives are expected to hold common stock in an amount equal to a multiple of their base salary as determined by their position. The guidelines range from three times base salary (in the case of our executives, other than our chief executive officer) to five times base salary for our chairman and chief executive officer.

        In addition, under the guidelines, our directors are expected to hold common stock in an amount equal to four times their current annual board, cash retainer fee (excluding chairman fees).

        For purposes of these guidelines, stock ownership includes shares over which the executive has direct or indirect ownership or control, including restricted stock and in-the-money vested stock options, but does not include unvested performance-based restricted stock or unvested stock options. Executives and directors are expected to meet their ownership guidelines within three years of becoming subject to the guidelines. All of our executives and members of the board of directors have complied with these guidelines.

OTHER BENEFITS

        We believe that maintaining a competitive benefit package for our employees and executive officers is an important factor in attracting and retaining highly qualified personnel.

        Executive officers are eligible to participate in all of our group employee benefit plans, such as medical, dental, vision, group life and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees.

        Executive officers are also eligible to participate in our 401(k) plan, which we offer to all of our U.S. based employees. Eligible employees may contribute, on a pre-tax basis, a portion of their salaries to the 401(k) plan and invest their contributions among a family of mutual funds. We do not offer retirement benefits to our executive officers or other employees, except as mandated by the governments of India and Sri Lanka.

        We provide no perquisites or personal benefits to any of our named executive officers other than Mr. Modder. We provide Mr. Modder, who resided in Sri Lanka, certain perquisites including full company-paid family health insurance, golf and athletic club memberships, the use of a company-owned automobile, employee provident fund and employee trust fund contributions (retirement benefits under Sri Lankan law). These perquisites are considered standard in Sri Lanka and similar to those customarily provided to other Sri Lankan-based executives. Our compensation committee approved (and our Independent Board ratified) each of these perquisites for fiscal 2017.

SEVERANCE AND CHANGE IN CONTROL BENEFITS

        In April 2007, we entered into executive agreements with Messrs. Canekeratne, Holler and Modder that provide for certain severance and change in control payments. In July 2009, we entered into similar agreements with Mr. Rajgopal and Mr. Kalia as a result of their promotions in fiscal 2009. In March 2016, upon the closing of the Polaris acquisition, we assumed existing employment agreements Mr. Goyal had with Polaris Consulting & Services in the United Kingdom, as well certain appointment and employment letters Mr. Goyal had with Polaris Consulting & Services Limited, in connection with his appointment as CEO and Board member of Polaris Consulting & Services Limited, a publicly listed company in India.

        Our goal in providing severance and change in control benefits is to offer sufficient cash continuity protection such that our executives will focus their full time and attention on the requirements of the business rather than the potential implications for their respective positions. We prefer to have certainty regarding the potential severance amounts payable to the named executive officers under certain circumstances, rather than negotiating severance at the time that a named executive officer's employment terminates. We have also determined that accelerated vesting provisions in connection with a termination following a change in control are appropriate because they will encourage our restricted stock and option holders, including our named executive officers, to stay focused in such circumstances, rather than the potential implications for them. See "Potential payments upon termination of change in control" set forth below for a more detailed discussion.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

        In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, we cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

        We have considered the limitations on deductions imposed by Section 162(m) of the Code and it is our present intention, for so long as it is consistent with our overall compensation objective, to structure executive compensation to minimize application of the deduction limitations of Section 162(m) of the Code and to be cost and tax effective. Therefore, the compensation committee intends to preserve corporate tax deductions, while maintaining the flexibility in the future to approve arrangements that it deems to be in our best interests and the best interests of our stockholders, even if such arrangements do not always qualify for tax deductibility.

RISK OVERSIGHT OF COMPENSATION PROGRAMS

        The compensation committee believes that our compensation program for executive officers is not structured to be reasonably likely to present a material adverse risk to us based on the following factors:

  •
  Our compensation program for executive officers is designed to provide a balanced mix of cash and equity, annual and longer-term incentives, and performance targets;

  •
  The base salary portion of compensation is designed to provide a steady income regardless of our stock price performance so that executives do not feel pressured to focus primarily on stock price performance to the detriment of other important business metrics;

  •
  Our restricted stock awards and PSU grants generally vest over three to four years and are only valuable if our stock price increases over time. With our performance-based shares or PSUs, in certain cases, vesting is tied to operating metrics such as revenue or operating income targets, not stock price, so our executives are incented to work together to maximize the company results, not any individual metric to which the other executives are not tied or have no input or undue influence; and

  •
  Maximum payout levels under the VCCP for the variable cash compensation and under our performance-based stock plans are capped.

EXECUTIVE COMPENSATION SUMMARY

        The following table sets forth summary compensation information for the Company's chief executive officer, chief financial officer and the three other most highly compensated executive officers, as well as Mr. Jitin Goyal who held the title of President, BFS until his resignation from such position on November 9, 2016 (but remained as an employee of the Company through March 31, 2017 to assist in an orderly transition), in each case, for the fiscal years ended March 31, 2017, 2016 and 2015:

SUMMARY COMPENSATION TABLE

Name and Principal	Year	Salary ($)(1)		Bonus ($)		Stock Awards ($)(2)(3)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Kris Canekeratne	2017	475,000		—		4,220,310	—	—	—		—		4,695,310
Chairman and Chief	2016	462,500		—		3,717,200	—	237,500	—		—		4,417,200
Executive Officer	2015	443,750		—		2,990,124	—	154,850	—		—		3,588,724
Ranjan Kalia	2017	360,000		—		1,707,466	—	—	—		—		2,067,466
Executive Vice President and	2016	352,500		—		1,301,018	—	115,000	—		—		1,768,518
Chief Financial Officer	2015	341,250		—		1,016,605	—	73,984	—		—		1,431,839
Raj Rajgopal	2017	375,000		—		1,164,366	—	—	—		—		1,539,366
President, ETS	2016	372,500		—		1,486,870	—	175,000	—		—		2,034,370
	2015	365,000		—		1,106,324	—	113,557	—		—		1,584,881
Thomas R. Holler	2017	340,000		—		1,346,575	—	—	—		—		1,686,575
Executive Vice President,	2016	332,500		—		1,486,870	—	115,000	—		—		1,934,370
and Chief Strategy Officer	2015	321,250		—		926,947	—	73,984	—		—		1,322,181
Roger Keith Modder	2017	261,136		—		1,121,875	—	—	20,779	(6)	89,414	(7)	1,493,204
Executive Vice President,	2016	256,858		—		1,301,018	—	92,500	7,532	(6)	89,374	(7)	1,747,282
and Chief Operating Officer(5)	2015	262,193		—		1,016,605	—	58,499	22,125	(6)	90,765	(7)	1,450,187
Jitin Goyal(8)	2017	428,976		—		4,294,187	—	—	—		1,435,323	(11)	6,158,486
President, BFS	2016	29,695	(9)	98,463	(10)	—	—	—	—		—		128,158

(1)
All salary amounts in the table above reflect the earnings of each named executive officer as calculated based on the actual number of business days in each fiscal year.

(2)
In accordance with SEC rules, the "Stock Awards" column reflects the aggregate grant date fair value of time-based restricted stock units and performance share units ("PSUs") computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of PSUs was calculated based on management's estimate of the number of PSUs that are probable to vest at the conclusion of the applicable performance period, determined as of the grant date. For fiscal 2017 PSU grants, the table below shows management's estimate of the number of PSUs probable to vest:

Grant	Management's Grant Date Estimate of Number of PSUs probable to vest (expressed as a percentage of target number of PSUs granted)
Original Annual 2017 PSUs	0.00%
5-Year PSUs	100.00%
Reset 2017 PSUs	53.38%
(3)
As required by SEC rules, the tables below disclose the grant date fair value of stock awards subject to performance conditions (i.e., performance share units), assuming achievement of maximum performance for the fiscal year ended March 31, 2017:

Name	Grant Date Fair Value of Original Annual 2017 PSUs Assuming Achievement of Maximum Performance ($)
Kris Canekeratne	5,392,800
Ranjan Kalia	1,685,250
Raj Rajgopal	1,685,250
Thomas R. Holler	1,415,610
Roger Keith Modder	1,415,610
Jitin Goyal	1,415,610

Name	Grant Date Fair Value of Original 5-Year PSUs Assuming Achievement of Maximum Performance ($)
Kris Canekeratne	6,741,000
Ranjan Kalia	2,247,000
Raj Rajgopal	1,797,600
Thomas R. Holler	2,247,000
Roger Keith Modder	1,797,600
Jitin Goyal	1,797,600

Name	Grant Date Fair Value of Original 2017 Reset PSUs Assuming Achievement of Maximum Performance ($)
Kris Canekeratne	1,592,000
Ranjan Kalia	497,500
Raj Rajgopal	497,500
Thomas R. Holler	417,900
Roger Keith Modder	417,900
Jitin Goyal		(a)

(a)
Mr. Goyal, who held the position of President, BFS at Virtusa resigned from this position on November 9, 2016 and did not receive PSUs under the Reset 2017 PSU Plan.
(4)
We pay non-equity variable incentive plan compensation payouts under our VCCP with respect to the applicable fiscal year after approval by our compensation committee and our Independent Board (no later than 75 days following the fiscal year). See section "Compensation and Other Information Concerning Directors and Officers—Compensation Discussion and Analysis—Equity Compensation" for more details.

(5)
All cash amounts are paid and recorded in Sri Lankan rupees and translated back into U.S. dollars using the annual average exchange rates of $ 0.00677, $ 0.00720, and $ 0.00763 per Sri Lankan rupee for the fiscal years ended March 31, 2017, 2016, and 2015 respectively.

(6)
Represents the year-over-year change in the value of accumulated pension benefits to be paid under the government-mandated Sri Lanka Defined Benefit Gratuity Plan, and reflects any changes in fiscal year end exchange rates of the Sri Lankan rupee to the U.S. dollar.

(7)
Includes the value of the following perquisites:

Perquisite	Fiscal 2017 ($)	Fiscal 2016 ($)	Fiscal 2015 ($)
Company-paid vehicle(a)	27,498	29,240	28,470
Company paid health insurance premium	15,227	13,786	14,126
Golf and athletic club memberships	1,286	1,363	1,314
Employee provident fund and employee trust fund contributions	39,170	38,529	39,329
Company-owned auto expenses	6,233	6,456	7,526
Total:	89,414	89,374	90,765

(a)
Allocated cost for one year based on purchase price and 4 year depreciation.
(8)
All cash amounts are paid and recorded in GBP and translated back into U.S. dollars using the annual average exchange rates of $ 0.7678 for the fiscal years ended March 31, 2017.

(9)
Represents pro-rated amount of Mr. Goyal's salary of $395,298, reflecting only 27 days of employment by Virtusa for the fiscal year ended March 31, 2016 upon the closing of the Polaris transaction on March 3, 2016.

(10)
Represents a discretionary bonus earned by Mr. Goyal in fiscal 2016 under a Polaris discretionary bonus plan as an executive of Polaris prior to the acquisition but which, after the Polaris acquisition, was paid by Virtusa in fiscal 2017 as an employee of Virtusa.

(11)
In connection with Mr. Goyal's resignation, which was treated as a termination without cause under his applicable employment agreements, consists of the value of the following compensation: (i) $42,908 in lieu of notice under his applicable UK employment agreement, (ii) a $325,606 one-time payment under his UK employment agreement in connection with his execution of applicable settlement agreements in the UK and India, plus (iii) a 201,399 GBP payment in connection with Mr. Goyal's employment and directorship agreements in the United Kingdom and India. Also includes realized value of $397,927 (difference between exercise price and fair market value on exercise) in stock options to purchase shares of Polaris Consulting & Services Ltd (a public company in India) ("Polaris India") which were issued to Mr. Goyal by Polaris India in October 2012 and March 2014 and which vested, and which he exercised, during the fiscal year ending March 31, 2017 as well as a realized value of $406,575 (difference between exercise price and fair market value on exercise) in stock options to purchase shares of Intellect Design Arena Limited, a public company in India which was divested/demerged from Polaris India, which options were issued to Mr. Goyal by Polaris India in October 2012 and March 2014 prior to the demerger and which vested, and which he exercised, during the fiscal year ending March 31, 2017. IDAL and Polaris India used to be a combined company but Polaris India divested IDAL effective April 1, 2014 based on approval received from statutory authorities in September 2014.

FISCAL 2017 GRANTS OF PLAN-BASED AWARDS

        The compensation committee approves all of our equity-based and non-equity-based awards to all of our employees, including our executive officers. The expected payouts under the non-equity incentive plan awards in the table below for Messrs. Canekeratne, Kalia, Rajgopal, Goyal, Holler and Modder are those under our VCCP. All of these incentive plans are discussed above and amounts awarded are recorded in the fiscal year to which they apply and there are no provisions for future payouts.

GRANT OF PLAN-BASED AWARDS

										All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)
			Estimated Possible Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards							Exercise or Base Price of Option or Stock Awards ($/Share)	Grant Date Fair Value of Option and Stock Awards ($)(2)
Name	Grant Date	Action Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)	Target (#)	Maximum (#)
Kris Canekeratne	—	—	285,000	475,000	950,000	—	—	—		—		—	—	—
	8/11/2016	6/7/2016	—	—	—	40,000	160,000	240,000	(3)	—		—	—	—
	8/11/2016	6/7/2016	—	—	—	—	150,000	300,000	(4)	—		—	—	3,370,500
	11/14/2016	9/16/2016	—	—	—	15,000	60,000	80,000	(5)	—		—	—	849,810
Ranjan Kalia	—	—	150,000	250,000	500,000	—	—	—		—		—	—	—
	8/11/2016	6/7/2016	—	—	—	12,500	50,000	75,000	(3)	—		—	—	—
	8/11/2016	6/7/2016	—	—	—	—	50,000	100,000	(4)	—		—	—	1,123,500
	11/14/2016	9/16/2016	—	—	—	4,687	18,750	25,000	(5)	—		—	—	265,566
	11/14/2016	9/16/2016	—	—	—	—	—	—		16,000	(6)	—	—	318,400
Raj Rajgopal	—	—	225,000	375,000	750,000	—	—	—		—		—	—	—
	8/11/2016	6/7/2016	—	—	—	12,500	50,000	75,000	(3)	—		—	—	—
	8/11/2016	6/7/2016	—	—	—	—	40,000	80,000	(4)	—		—	—	898,800
	11/14/2016	9/16/2016	—	—	—	4,687	18,750	25,000	(5)	—		—	—	265,566
Jitin Goyal	—	—	169,200	282,000	564,000	—	—	—		—		—	—	—
	5/18/2016		—	—	—	—	—	—		77,778	(7)	—	—	2,593,119
	8/11/2016	6/7/2016	—	—	—	—	—	—		35,704	(8)	—	—	802,269
	8/11/2016	6/7/2016	—	—	—	10,500	42,000	63,000	(4)	—		—	—	—
	8/11/2016	6/7/2016	—	—	—	—	40,000	80,000	(5)	—		—	—	898,800
Thomas R. Holler	—	—	150,000	250,000	500,000	—	—	—		—		—	—	—
	8/11/2016	6/7/2016	—	—	—	10,500	42,000	63,000	(3)	—		—	—	—
	8/11/2016	6/7/2016	—	—	—	—	50,000	100,000	(4)	—		—	—	1,123,500
	11/14/2016	9/16/2016	—	—	—	3,937	15,750	21,000	(5)	—		—	—	223,075
Roger Keith Modder	—	—	132,000	220,000	440,000	—	—	—		—		—	—	—
	8/11/2016	6/7/2016	—	—	—	10,500	42,000	63,000	(3)	—		—	—	—
	8/11/2016	6/7/2016	—	—	—	—	40,000	80,000	(4)	—		—	—	898,800
	11/14/2016	9/16/2016	—	—	—	3,937	15,750	21,000	(5)	—		—	—	223,075

(1)
Represents amounts that could be paid under our VCCP. See section "Compensation and Other Information Concerning Directors and Officers-Compensation Discussion and Analysis-Variable incentive cash compensation award program" for more details.

(2)
The amounts reported in this column reflect the grant date fair value of all awards computed under SFAS ASC Topic 718 and for performance-based awards, reflects the probability of achievement of the applicable targets on grant date. See footnote 2 under the summary compensation table.

(3)
These performance-based restricted stock units ("Original Annual 2017 PSU Plan") were granted on August 11, 2016 under our 2015 Stock Option and Incentive Plan (the "2015 Plan") and reflects the threshold, target and maximum equity incentive payout levels associated with the Original Annual 2017 PSU Plan, which amounts would be payable in shares of our common stock, if the performance thresholds are met under the terms of the awards. See also the section "Compensation and Other Information Concerning Directors and Officers-Compensation Discussion and Analysis-Equity Compensation" for more details.

(4)
These performance-based restricted stock units ("5-year PSUs") were granted on August 11, 2016 under our 2015 Stock Option and Incentive Plan (the "2015 Plan") and reflects the target and maximum equity incentive payout levels associated with the 5-year PSU Plan, which amounts would be payable in shares of our common stock, if the performance thresholds are met under the terms of the awards. To the extent that any 5-year PSUs vest in any fiscal quarter during the Performance Period, the 5-year PSUs shall vest on the first day of the third month following the quarter in which vesting is achieved. See also the section "Compensation and Other Information Concerning Directors and Officers-Compensation Discussion and Analysis-Equity Compensation" for more details.

(5)
These performance-based restricted stock units ("Reset 2017 PSU Plan") were granted on November 14, 2016 under our 2015 Stock Option and Incentive Plan (the "2015 Plan") and reflects the threshold, target and maximum equity incentive payout levels associated with the Reset 2017 PSU Plan, which amounts would be payable in shares of our common stock if the performance thresholds are met under the terms of the awards. To the extent that the Company achieves at least the minimum revenue target, the shares underlying the PSUs are then subject to time-based vesting as follows: 50% vest on September 1, 2017 and the remaining 50% vest on March 1, 2019. See also the section "Compensation and Other Information Concerning Directors and Officers-Compensation Discussion and Analysis-Equity Compensation" for more details.

(6)
Represents a one-time grant of restricted stock units to Mr. Kalia with time-based vesting which vests at a rate of 6.25% in 16 equal installments, each quarter beginning on December 1, 2016 and each 3 month anniversary thereafter. The entire award will vest on September 1, 2020.

(7)
Represents a one-time grant of restricted stock units granted to Mr. Goyal in connection with his appointment as President, BFS, with time-based vesting that vests at a rate of 25% on each March 1, 2017, 2018, 2019 and 2020.

(8)
Represents a one-time grant of restricted stock units granted to Mr. Goyal in connection with his appointment as President, BFS, with time-based vesting that vests at a rate of 25% on each March 1, 2017, 2018, 2019 and 2020.

FISCAL 2017 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The following table sets forth certain information concerning the number of outstanding equity awards held by our named executive officers that are exercisable and unexercisable or vested and not vested at March 31, 2017:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Unit Other Rights That Have Not Vested ($)(2)
Kris Canekeratne	100,000	—	14.00	8/2/2017	—		—	—		—
	38,175	—	9.82	8/4/2019	—		—	—		—
	—	—	—	—	64,752	(3)	1,956,805	—		—
	—	—	—	—	19,996	(4)	604,279	—		—
	—	—	—	—	11,440	(5)	345,717	—		—
	—	—	—	—	—		—	160,000	(9)	4,835,200
	—	—	—	—	—		—	150,000	(10)	4,533,000
	—	—	—	—	—		—	80,000	(11)	2,417,600
Ranjan Kalia	20,000	—	10.02	5/23/2018	—		—	—		—
	2,139	—	9.82	8/4/2019	—		—	—		—
	—	—	—	—	22,663	(3)	684,876	—		—
	—	—	—	—	6,798	(4)	205,436	—		—
	—	—	—	—	3,432	(5)	103,715	—		—
	—	—	—	—	14,000	(6)	423,080	—		—
	—	—	—	—	—		—	50,000	(9)	1,511,000
	—	—	—	—	—		—	50,000	(10)	1,511,000
	—	—	—	—	—		—	25,000	(11)	755,500
Raj Rajgopal	12,241	—	10.02	5/23/2018	—		—	—		—
	23,985	—	9.82	8/4/2019	—		—	—		—
	—	—	—	—	—		—	—		—
	—	—	—	—	25,901	(3)	782,728	—		—
	—	—	—	—	7,398	(4)	223,568	—		—
	—	—	—	—	4,576	(5)	138,287	—		—
	—	—	—	—	—		—	50,000	(9)	1,511,000
	—	—	—	—	—		—	40,000	(10)	1,208,800
	—	—	—	—	—		—	25,000	(11)	755,500
Jitin Goyal	—	—	—	—	26,778	(7)	809,231	—		—
	—	—	—	—	58,333	(8)	1,762,823	—		—
	—	—	—	—	—		—	42,000	(10)	1,269,240
	—	—	—	—	—		—	40,000	(11)	1,208,800
Thomas R. Holler	—	—	—	—	25,901	(3)	782,728	—		—
	—	—	—	—	6,198	(4)	187,304	—		—
	—	—	—	—	3,432	(5)	103,715	—		—
	—	—	—	—	—		—	42,000	(9)	1,269,240
	—	—	—	—	—		—	50,000	(10)	1,511,000
	—	—	—	—	—		—	21,000	(11)	634,620
Roger Keith Modder	17,716	—	9.82	8/4/2019	—		—	—		—
	—	—	—	—	22,663	(3)	684,876	—		—
	—	—	—	—	4,576	(4)	138,287	—		—
	—	—	—	—	6,798	(5)	205,436	—		—
	—	—	—	—	—		—	42,000	(9)	1,269,240
	—	—	—	—	—		—	40,000	(10)	1,208,800
	—	—	—	—	—		—	21,000	(11)	634,620

(1)
The expiration date of each stock option is ten years after the grant date and all outstanding options granted to the Named Executives as of March 31, 2017 have fully vested pursuant to their terms.

(2)
Assumes closing price of $30.22 on March 31, 2017.

(3)
Represents awards of performance-based restricted stock unit awards granted on November 9, 2015 under the 2015 Stock Option and Incentive Plan ("2015 Plan") that met performance targets but remain subject to time-based vesting through March 1, 2018.

(4)
25% of the restricted shares granted vest annually on each of June 1, 2015, 2016, 2017 and 2018.

(5)
25% of the restricted shares granted vest annually on each of June 1, 2014, 2015, 2016 and 2017.

(6)
Represents a one-time grant of restricted stock units to Mr. Kalia which was issued on November 14, 2016, with time-based vesting which vests at a rate of 6.25% in 16 equal installments, each quarter beginning on December 1, 2016 and each 3 month anniversary thereafter. The entire award will vest on September 1, 2020.

(7)
Represents a grant of restricted stock units to Mr. Goyal, upon his appointment to President, BFS, which was issued on August 11, 2016, with 25% of the restricted shares granted vest annually on each of March 1, 2017, 2018, 2019 and 2020.

(8)
Represents a grant of restricted stock units to Mr. Goyal, upon his appointment to President, BFS, which was issued on May 18, 2016, with 25% of the restricted shares granted vest annually on each of March 1, 2017, 2018, 2019 and 2020.

(9)
These performance-based restricted stock units ("PSUs") were granted on August 11, 2016 under the 2015 Plan. The PSUs are earned over a three year period of which 33% would vest on September 1, 2017 and the remaining 67% vest on March 1, 2019 dependent on achievement of the pre-established performance goals and objectives. See the table "Grant of Plan Based Awards" listed above under the column "Estimated Future Payouts under Equity Incentive Plan Awards" for more details on these grants. See also the section "Compensation and Other Information Concerning Directors and Officers-Compensation Discussion and Analysis-Equity Compensation" for more details.

(10)
These one-time, extraordinary long term performance-based 5-year PSUs were granted on August 11, 2016 under the 2015 Plan. The 5 year PSUs are earned over a five year performance period of which the shares would be received upon attainment of the Company's pre-established performance goals and objectives at any eligible fiscal quarter end within the five year performance period. See the table "Grant of Plan Based Awards" listed above under the column "Estimated Future Payouts under Equity Incentive Plan Awards" for more details on these grants. See also the section "Compensation and Other Information Concerning Directors and Officers-Compensation Discussion and Analysis-Equity Compensation" for more details.

(11)
In September 2016, the board of directors approved a new FY17 Performance Equity Plan ("Revised Plan") to each of our named executive officers based on reset financial guidance for fiscal year ending March 31, 2017. These performance-based restricted stock units ("PSUs") were granted on November 14, 2016 under the 2015 Plan. The PSUs are earned over a three year period of which 50% would vest on September 1, 2017 and the remaining 50% vest on March 1, 2019 dependent on achievement of the pre-established performance goals and objectives. See the table "Grant of Plan Based Awards" listed above under the column "Estimated Future Payouts under Equity Incentive Plan Awards" for more details on these grants. See also the section "Compensation and Other Information Concerning Directors and Officers-Compensation Discussion and Analysis-Equity Compensation" for more details.

FISCAL 2017 OPTION EXERCISES AND STOCK VESTED

        The following table sets forth for each named executive officer certain information with respect to the exercise of stock options and the vesting of restricted stock awards during the fiscal year ended March 31, 2017:

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Kris Canekeratne	—	—	105,693	3,334,469
Ranjan Kalia	—	—	44,598	1,327,450
Raj Rajgopal	—	—	40,505	1,274,522
Jitin Goyal	—	—	28,371	900,779
Thomas R. Holler	2,685	33,965	35,570	1,106,612
Roger Keith Modder	—	—	36,390	1,146,889

(1)
Amounts disclosed in this column were calculated based on the difference between the fair market value of our common stock on the date of exercise and the exercise price of the options in accordance with regulations promulgated by the Exchange Act.

(2)
Amounts disclosed in this column were calculated based on the aggregate dollar amount realized by the named executive officer upon the vesting of the stock computed by multiplying the number of shares of stock vesting by the market price of our common stock on the vesting date in accordance with regulations promulgated under the Exchange Act.

PENSION BENEFITS

        Our subsidiary, Virtusa (Sri Lanka) Private Limited, contributes to a defined benefit plan covering its respective employees in Sri Lanka as mandated by the Sri Lankan government. Benefits are based on the employee's years of service and compensation level. Except for Mr. Modder, none of our other named executive officers are covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

        The following table summarizes the defined benefit plan of our Sri Lanka subsidiary for our fiscal year ended March 31, 2017:

2017 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)(1)		Payments During Last Fiscal Year ($)
Roger Keith Modder	Sri Lanka Benefit Gratuity Plan	16	184,288	(2)	—

(1)
Under the plan, an employee's pension (gratuity) benefits vest after five years of credited service and are payable in a lump sum amount upon retirement or separation of employment from the Company in an amount equal to one-half of an employee's basic monthly salary times the number of years of credited service. The amount reflected in the table represents the accumulated benefits payable at the end of fiscal 2017.

(2)
Amounts are recorded in Sri Lankan rupees and were translated into U.S. dollars using the fiscal year 2017 year end exchange rate of $ 0.00677 per rupee.

NONQUALIFIED DEFERRED COMPENSATION

        None of our named executive officers are covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

POTENTIAL PAYMENTS UPON TERMINATION OF CHANGE IN CONTROL

        In April 2007, we entered into executive agreements with Messrs. Canekeratne, Holler and Modder, and, in July 2009, we entered into executive agreements with Messrs. Rajgopal and Kalia that provide for certain severance and change in control payments. In March 2016, upon the closing of the Polaris acquisition, we also assumed existing employment agreements Mr. Goyal had with Polaris Consulting & Services in the United Kingdom, as well certain appointment and employment letters Mr. Goyal had with Polaris Consulting & Services Limited, in connection with his appointment as CEO and Board member of Polaris Consulting & Services Limited, a publicly listed company in India. The following summaries set forth potential payments payable to these executive officers upon termination of employment by us other than for cause or by the executive for good reason, or a change in control of us under the executive agreements and our other compensation programs. Cause is defined under these agreements to include willful misconduct or non-performance of duties, certain violations of our policies, the commission of a felony or misdemeanor involving moral turpitude and the failure to cooperate in certain internal or other investigations. Good reason includes a material reduction in the executive's annual base salary or targeted annual cash compensation, a substantial diminution of the executive's responsibility or authority or a more than 50 mile relocation of the executive's primary business location. The compensation committee may, in its discretion, revise, amend or add to the benefits if it deems advisable.

        Termination by us other than for cause or termination by executive for good reason, prior to a change in control.    Our executive agreements with Messrs. Canekeratne, Holler, Modder, Rajgopal, and Kalia, provide that if we terminate such executive's employment other than for cause, or if such executive terminates his employment for good reason, the executive is entitled to a lump-sum severance payment (less applicable withholding taxes) equal to:

  •
  100% of Mr. Canekeratne's annual base salary and 50% of the annual base salary of Messrs. Holler, Modder, Rajgopal and Kalia; and

  •
  A prorated share of the annual bonus, if any, which the executive officer would have earned in the year in which the termination of employment occurs.

        In addition, upon any such termination, Mr. Canekeratne is entitled to continued health benefits for 12 months and each other executive officer is entitled to six months of continued health benefits. The foregoing benefits are subject to the execution of a general release by the executive officer.

        Termination by us other than for cause.    Under Mr. Goyal's employment agreement with Polaris Consulting & Services Limited in the United Kingdom ("Polaris UK"), our employment agreement with Mr. Goyal provides that if Polaris UK terminates Mr. Goyal's employment other than for cause (as defined therein), Polaris UK is required to provide Mr. Goyal six months prior written notice (or payment of base salary and any bonus that would have been earned in such 6 month period, in lieu of notice). In addition, under Mr. Goyal's appointment letter with Polaris Consulting & Services Limited in India, the parent company of all Polaris entities ("Polaris India"), as part of his appointment as CEO and Board member of Polaris India for a period of 3 years commencing in November 2014, Polaris India is obligated to pay Mr. Goyal, on any termination event, the amount of compensation Mr. Goyal would have earned had he stayed in office for the unexpired term of this appointment, or 12 months, whichever is shorter, based on the average remuneration earned by Mr. Goyal during the period in which he held office.

        Termination by us for cause or by executive for other than good reason; death or disability.    Regardless of any change in control, except with respect to Mr. Goyal, whose rights and obligations on employment termination are solely as stated above, we are not obligated to make any cash payment or provide benefits to any other executive officers if their employment is terminated by us for cause or by such executive without good reason other than the payment of unpaid salary and accrued and unused vacation pay. We do not provide any death or disability benefits for any of our executive officers that are not also available to our employees generally.

        Termination by us other than for cause or termination by executive for good reason following a change in control.    Except with respect to Mr. Goyal, whose rights and obligations on employment termination are solely as stated above, our executive agreements with our other executive officers provide that, in the event of a termination of employment other than for cause, or if such executive terminates his employment for good reason, within 24 months following a change in control in the case of Mr. Canekeratne and 12 months following a change in control in the case of Messrs. Holler, Modder, Rajgopal and Kalia, such executive is entitled to a lump-sum severance payment (less applicable withholding taxes) equal to:

  •
  200% of Mr. Canekeratne's annual base salary and 50% of the annual base salary of Messrs. Holler, Modder , Rajgopal and Kalia; and

  •
  200% in the case of Mr. Canekeratne, and 100% in the case of Messrs. Holler, Modder , Rajgopal and Kalia of the prorated share of the annual bonus, if any, which such executive officer would have earned in the year in which the termination of employment occurs.

        In addition, upon any such termination, Mr. Canekeratne is entitled to continued health benefits for 24 months and each of Messrs. Holler, Modder , Rajgopal and Kalia is entitled to six months of continued health benefits, upon a change of control. All unvested equity awards held by each such executive officer also become fully-vested and immediately exercisable. The foregoing benefits are subject to the execution of a general release by the executive officer.

        Automatic acceleration of vesting upon a change in control.    The terms of our executive agreements with our executive officers listed above, except with respect to Mr. Goyal, whose rights and obligations on employment termination are solely stated above provide that the equity awards granted to such executive officers will have their vesting accelerated by 12 months upon any change in control, regardless of whether there is a subsequent termination of employment.

KRIS CANEKERATNE

        The following table describes the potential payments and benefits upon employment termination or change in control for Kris Canekeratne, our chairman and chief executive officer, as if his employment terminated as of March 31, 2017, the last business day of our last fiscal year.

Executive Benefits and Payments Upon Termination	Voluntary Resignation for Good Reason	Termination by the Company for Other Than Cause	Termination by the Company for Other Than Cause or Voluntary Resignation for Good Reason Following Change in Control	Acceleration Following Change in Control
Base salary	$475,000	$475,000	$950,000	$—
Variable Cash Compensation(1)	—	—	—	—
Accrued vacation	36,541	36,541	36,541	—
Acceleration of stock option vesting	—	—	—	—
Acceleration of restricted stock award vesting(2)	—	—	4,023,733	3,163,127
Continued health benefits	8,976	8,976	17,953	—

Total	$520,517	$520,517	$5,028,227	$3,163,127

(1)
The variable cash compensation amounts reflected is based on the actual annual payouts under our VCCP for the fiscal year ended March 31, 2017.

(2)
As noted above, Mr. Canekeratne's equity awards are subject to 12-month acceleration of vesting following a change in control, and become 100% fully-vested and immediately exercisable upon termination of his employment by the Company for other than cause or voluntary resignation for good reason within 24 months following a change in control. Performance-based shares underlying the restricted stock units, which were tied to the Company's revenue for the fiscal year ended March 31, 2017 were deemed outstanding for purposes of the calculations above as such shares are subject to time-based vesting as follows: 50% of the underlying shares vest on September 1, 2017 and 50% of the underlying shares vest on March 1, 2019. The value of stock options, restricted stock awards and restricted stock units is calculated by reference to the closing sale price of our common stock on the NASDAQ Stock Market on March 31, 2017 of $30.22.

RANJAN KALIA

        The following table describes the potential payments and benefits upon employment termination or change in control for Ranjan Kalia, our executive vice president and chief financial officer, as if his employment terminated as of March 31, 2017, the last business day of our last fiscal year.

Executive Benefits and Payments Upon Termination	Voluntary Resignation for Good Reason	Termination by the Company for Other Than Cause	Termination by the Company for Other Than Cause or Voluntary Resignation for Good Reason Following Change in Control	Acceleration Following Change in Control
Base salary	$180,000	$180,000	$180,000	$—
Variable Cash Compensation(1)	—	—	—	—
Accrued vacation	19,396	19,396	19,396	—
Acceleration of stock option vesting	—	—	—	—
Acceleration of restricted stock award vesting(2)	—	—	1,766,147	1,186,709
Continued health benefits	4,488	4,488	4,488	—

Total	$203,884	$203,884	$1,970,031	$1,186,709

(1)
The variable cash compensation amounts reflected is based on the actual annual payouts under our VCCP for the fiscal year ended March 31, 2017.

(2)
As noted above, Mr. Kalia's equity awards are subject to 12-month acceleration of vesting following a change in control, and become 100% fully-vested and immediately exercisable upon termination of his employment by the Company for other than cause or voluntary resignation for good reason within 12 months following a change in control. Performance-based shares underlying the restricted stock units, which were tied to the Company's revenue for the fiscal year ended March 31, 2017 were deemed outstanding for purposes of the calculations above as such shares are subject to time-based vesting as follows: 50% of the underlying shares vest on September 1, 2017 and 50% of the underlying shares vest on March 1, 2019. The value of stock options, restricted stock awards and restricted stock units is calculated by reference to the closing sale price of our common stock on the NASDAQ Stock Market on March 31, 2017 of $30.22.

RAJ RAJGOPAL

        The following table describes the potential payments and benefits upon employment termination or change in control for Raj Rajgopal, our president, as if his employment terminated as of March 31, 2017, the last business day of our last fiscal year.

Executive Benefits and Payments Upon Termination	Voluntary Resignation for Good Reason	Termination by the Company for Other Than Cause	Termination by the Company for Other Than Cause or Voluntary Resignation for Good Reason Following Change in Control	Acceleration Following Change in Control
Base salary	$187,500	$187,500	$187,500	$—
Variable Cash Compensation(1)	—	—	—	—
Accrued vacation	28,848	28,848	28,848	—
Acceleration of stock option vesting	—	—	—	—
Acceleration of restricted stock award vesting(2)	—	—	1,493,624	1,207,319
Continued health benefits	4,488	4,488	4,488	—

Total	$220,836	$220,836	$1,714,460	$1,207,319

(1)
The variable cash compensation amounts reflected is based on the actual annual payouts under our VCCP for the fiscal year ended March 31, 2017.

(2)
As noted above, Mr. Rajgopal's equity awards are subject to 12-month acceleration of vesting following a change in control and become 100% fully-vested and immediately exercisable upon termination of his employment by the Company for other than cause or voluntary resignation for good reason within 12 months following a change in control. Performance-based shares underlying the restricted stock units, which were tied to the Company's revenue for the fiscal year ended March 31, 2017 were deemed outstanding for purposes of the calculations above as such shares are subject to time-based vesting as follows: 50% of the underlying shares vest on September 1, 2017 and 50% of the underlying shares vest on March 1, 2019. The value of stock options, restricted stock awards and restricted stock units is calculated by reference to the closing sale price of our common stock on the NASDAQ Stock Market on March 31, 2017 of $30.22.

THOMAS R. HOLLER

        The following table describes the potential payments and benefits upon employment termination or change in control for Thomas R. Holler, our executive vice president and chief strategy officer, as if his employment terminated as of March 31, 2017, the last business day of our last fiscal year.

Executive Benefits and Payments Upon Termination	Voluntary Resignation for Good Reason	Termination by the Company for Other Than Cause	Termination by the Company for Other Than Cause or Voluntary Resignation for Good Reason Following Change in Control	Acceleration Following Change in Control
Base salary	$170,000	$170,000	$170,000	$—
Variable Cash Compensation(1)	—	—	—	—
Accrued vacation	21,589	21,589	21,589	—
Acceleration of stock option vesting	—	—	—	—
Acceleration of restricted stock award vesting(2)	—	—	1,366,941	1,126,692
Continued health benefits	4,488	4,488	4,488	—

Total	$196,077	$196,077	$1,563,018	$1,126,692

(1)
The variable cash compensation amounts reflected is based on the actual annual payouts under our VCCP for the fiscal year ended March 31, 2017.

(2)
As noted above, Mr. Holler's equity awards are subject to 12-month acceleration of vesting following a change in control, and become 100% fully-vested and immediately exercisable upon termination of his employment by the Company for other than cause or voluntary resignation for good reason within 12 months following a change in control. Performance-based shares underlying the restricted stock units, which were tied to the Company's revenue for the fiscal year ended March 31, 2017 were deemed outstanding for purposes of the calculations above as such shares are subject to time-based vesting as follows: 50% of the underlying shares vest on September 1, 2017 and 50% of the underlying shares vest on March 1, 2019. The value of stock options, restricted stock awards and restricted stock units is calculated by reference to the closing sale price of our common stock on the NASDAQ Stock Market on March 31, 2017 of $30.22.

JITIN GOYAL

        The following table describes the potential payments and benefits upon employment termination or change in control for Jitin Goyal, our president, banking and financial services, as if his employment terminated as of March 31, 2017, the last business day of our last fiscal year. All cash amounts in U.S. dollars in the table below would be paid in British Sterling Pounds.

Executive Benefits and Payments Upon Termination	Termination by the Company for Other Than Cause	Termination by the Company for Other Than Cause Following Change in Control	Acceleration Following Change in Control
Base salary	$305,215	$305,215	$—
Variable Cash Compensation(1)	—	—	—
Accrued vacation	5,689	5,689	—
Acceleration of stock option vesting	—	—	—
Acceleration of restricted stock award vesting	—	—	—
Continued health benefits	488	488	—

Total	$311,392	$311,392	$—

(1)
The variable cash compensation amounts reflected is based on the actual annual payouts under our VCCP for the fiscal year ended March 31, 2017.

ROGER KEITH MODDER

        The following table describes the potential payments and benefits upon employment termination or change in control for Roger Keith Modder, our executive vice president and chief operating officer as if his employment terminated as of March 31, 2017, the last business day of our last fiscal year. All cash amounts in U.S. dollars in the table below would be paid in Sri Lankan rupees.

Executive Benefits and Payments Upon Termination	Voluntary Resignation for Good Reason	Termination by the Company for Other Than Cause	Termination by the Company for Other Than Cause or Voluntary Resignation for Good Reason Following Change in Control	Acceleration Following Change in Control
Base salary	$130,568	$130,568	$130,568	$—
Variable Cash Compensation(1)	—	—	—	—
Accrued vacation	21,067	21,067	21,067	—
Acceleration of stock option vesting	—	—	—	—
Acceleration of restricted stock award vesting(2)	—	—	1,321,793	1,072,478
Continued health benefits	7,614	7,614	7,614	—

Total	$159,249	$159,249	$1,481,042	$1,072,478

(1)
The variable cash compensation amounts reflected is based on the actual annual payouts under our VCCP for the fiscal year ended March 31, 2017.

(2)
As noted above, Mr. Modder's equity awards are subject to 12-month acceleration of vesting following a change in control and become 100% fully-vested and immediately exercisable upon termination of his employment by the Company for other than cause or voluntary resignation for good reason within 12 months following a change in control. Performance-based shares underlying the restricted stock units, which were tied to the Company's revenue for the fiscal year ended March 31, 2017 were deemed outstanding for purposes of the calculations above as such shares are subject to time-based vesting as follows: 50% of the underlying shares vest on September 1, 2017 and 50% of the underlying shares vest on March 1, 2019. The value of stock options, restricted stock awards and restricted stock units is calculated by reference to the closing sale price of our common stock on the NASDAQ Stock Market on March 31, 2017 of $30.22.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information about the securities authorized for issuance under our equity compensation plans as of March 31, 2017, consisting of the 2015 Plan, 2007 Stock Option and Incentive Plan, the 2005 Stock Appreciation Rights Plan and the 2000 Stock Option Plan:

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted Average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a)) (c)
Equity compensation plans approved by security holders	2,560,004	(1)	$13.31	(2)	1,423,165	(3)

(1)
Includes 569,661 shares of common stock issuable upon exercise of outstanding options and 1,990,343 unvested restricted stock unit awards outstanding issuable upon the vesting of performance shares if specified performance metrics are achieved. Does not include restricted stock awards subject to vesting as those shares are outstanding already.

(2)
Since restricted stock units do not have any exercise price, such units are not included in the weighted average exercise price calculation.

(3)
As of July 17, 2017, the record date, there were 2,053,616 shares available for grant under our 2015 Plan.

DIRECTOR COMPENSATION

        Upon recommendation of the compensation committee, our Independent Board approved a second amended and restated non-employee director compensation policy, effective July 1, 2017, that provides for annual compensation of $150,000, of which we will make an annual restricted stock award/unit grant to each non-employee director with an economic value of $100,000 (with the number of shares (or underlying shares) determined by dividing $100,000 by the fair market value of the closing price of our common stock on the date of grant) and an annual retainer fee of $50,000 payable in cash. In addition, the chairpersons of our audit, compensation nominating and corporate governance and finance committees receive an annual fee of $22,000, $15,000, $10,000 and $10,000, respectively. We will also pay our lead director an annual fee of $30,000. All cash payments will be made on a quarterly basis.

        In addition, we will make, under our applicable stock plan, a one-time, initial restricted stock award (or unit award) of $50,000 (with the number of shares (or underlying shares) determined by dividing $50,000 by the fair market value of the closing price of our common shares on the date of grant) to any new non-employee director who joins the board of directors. These shares will vest in three equal installments annually, with the first vesting date on the anniversary of the first day of the third month of the quarter following the director's join date.

        Each restricted stock (or unit) award granted to a non-employee director under the non-employee director compensation policy will be made at the board of directors' meeting immediately following our annual meeting. The shares (or underlying shares) will vest in three equal installments annually at a rate of 33.33%, with the first installment vesting on the September 1 following the board meeting giving rise to the directors' annual equity award grant, with remaining vesting each one year anniversary thereafter. The vesting of all of the equity awards granted to our non-employee directors will also accelerate by 12 months in the event of a change in control.

        We reimburse all non-employee directors for their reasonable out-of-pocket expenses incurred in attending meetings of our board of directors or any committees thereof.

        The following table sets forth a summary of the compensation earned by or paid to our non-employee directors for our fiscal year ended March 31, 2017:

2017 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Izhar Armony	50,000	99,989	(2)	—	—	—	—	149,989
Robert E. Davoli	50,000	99,989	(2)	—	—	—	—	149,989
Rowland T. Moriarty(a)	60,000	99,989	(2)	—	—	—	—	159,989
Martin Trust(b)	80,000	99,989	(2)	—	—	—	—	179,989
William K. O'Brien(c)	72,000	99,989	(2)	—	—	—	—	171,989
Al-Noor Ramji	50,000	99,989	(2)	—	—	—	—	149,989
Barry R. Nearhos	50,000	99,989	(2)	—	—	—	—	149,989
Joseph G. Doody(d)	—	118,742	(3)(4)	—	—	—	—	118,742

(1)
Represents the cash fees earned during fiscal year 2017. We pay these fees promptly after the quarter in which they are earned.

(a)
Mr. Moriarty's cash fees earned include an annual fee of $10,000 as chairman of the nominating and corporate governance committee.

(b)
Mr. Trust's cash fees earned include an annual fee of $15,000 as chairman of the compensation committee and an annual fee of $15,000 as lead director.

(c)
Mr. O'Brien's cash fees earned include an annual fee of $22,000 as chairman of the audit committee.

(d)
Mr. Doody was appointed to the Board of Directors on February 22, 2017.

(2)
Represents the aggregate grant date fair value of the restricted stock awards/units granted on November 15, 2016, determined in accordance with FASB ASC Topic 718. The grant date fair value of each restricted stock award was $19.10.

(3)
Represents Mr. Doody's initial, one time grant of $49,996, as well as a pro-rated grant in the amount of $68,746 (based on a $100,000 annual grant and his appointment date).

(4)
Represents the aggregate grant date fair value of the restricted stock awards/units granted on February 22, 2017, determined in accordance with FASB ASC Topic 718. The grant date fair value of each restricted stock award was $28.80.

        The non-employee members of our board of directors who held such positions as of March 31, 2017 held the following aggregate number of unexercised options and unvested restricted stock awards as of such date:

Name	Number of Securities Underlying Unexercised Options	Number of Unvested Restricted Stock Awards/Units
Izhar Armony	21,267	7,414
Robert E. Davoli	1,845	7,414
Rowland T. Moriarty	29,489	7,414
Martin Trust	58,924	7,414
William K. O'Brien	43,563	7,414
Al-Noor Ramji	22,921	7,414
Barry R. Nearhos	—	7,164
Joseph G. Doody	—	4,123

        The following table shows the grant of restricted stock awards/units made to the non-employee members of our board of directors during the fiscal year ended March 31, 2017:

Name	Grant Date	Number of Shares Underlying Restricted Stock Units
Izhar Armony	11/15/2016	5,235
Robert E. Davoli	11/15/2016	5,235
Rowland T. Moriarty	11/15/2016	5,235
Martin Trust	11/15/2016	5,235
William K. O'Brien	11/15/2016	5,235
Al-Noor Ramji	11/15/2016	5,235
Barry R. Nearhos	11/15/2016	5,235
Joseph G. Doody	02/22/2017	4,123

TRANSACTIONS WITH RELATED PERSONS

        Other than compensation agreements, which are described above and the transactions described below, since April 1, 2016, there has not been and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

        We entered into an Investment Agreement, dated as of May 3, 2017, with Orogen, pursuant to which we issued and sold an aggregate of 108,000 shares of convertible preferred stock for aggregate consideration of $108.0 million. Following such transaction, the common stock issuable upon conversion of such convertible preferred stock represented beneficial ownership of approximately 9.18% as of June 30, 2017. In addition, we appointed Mr. Vikram S. Pandit, a nominee of Orogen, to our board of directors as a Series A Director, pursuant to the terms of the Investment Agreement and the terms of our convertible preferred stock.

        Our Independent Board has adopted a written related party transaction approval policy, which sets forth our policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission. Our policy with regard to related party transactions is that all related party transactions are to be reviewed by our general counsel, who will determine whether the contemplated transaction or arrangement requires the approval of the Independent Board, the audit committee, both or neither.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTANTS

        The audit committee of the board of directors has retained the firm of KPMG LLP, independent registered public accountants, to serve as independent registered public accountants for our 2018 fiscal year. KPMG LLP has served as our independent registered public accounting firm since 2004. The audit committee reviewed and discussed its selection of, and the performance of, KPMG LLP for our 2018 fiscal year. As a matter of good corporate governance, the audit committee has determined to submit its selection to stockholders for ratification. If the selection of independent registered public accountants is ratified, the audit committee, at its discretion, may select a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interests of us and our stockholders.

        The audit committee of the board of directors has implemented procedures under our audit committee pre-approval policy for audit and non-audit services, or the Pre-Approval Policy, to ensure that all audit and permitted non-audit services to be provided to us have been pre-approved by the audit committee. Specifically, the audit committee pre-approves the use of KPMG LLP for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the audit committee before it may be provided by KPMG LLP. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the audit committee. For additional information concerning the audit committee and its activities with KPMG LLP, see "The Board of Directors and Its Committees" and "Report of the Audit Committee of the Board of Directors."

        Representatives of KPMG LLP attended eight (8) of eight (8) meetings of the audit committee in our fiscal year ended March 31, 2017. We expect that a representative of KPMG LLP will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

Fees billed by KPMG LLP

        The following table shows the aggregate fees for professional services rendered by KPMG LLP to us during the fiscal years ended March 31, 2017 and 2016:

	2017	2016
Audit Fees	$2,157,407	$1,906,000
Audit-Related Fees	8,043	670,220
Tax Fees	94,648	90,352
All Other Fees	31,033	31,230

Total	$2,291,131	$2,697,802

Audit fees

        Audit fees for both years consist of fees for professional services associated with the audit of our annual consolidated financial statements, the review of the consolidated interim financial statements and the audit of our internal control over financial reporting. These fees also include fees for services that are normally provided in connection with statutory audit and regulatory filings.

Audit-related fees

        Fees for audit-related services consist of fees for statutory audit certification services, xBRL tagging services, due diligence services provided in connection with acquisitions and other services that were reasonably related to the performance of audits or reviews of our financial statements and are not reported above under "Audit fees." The decrease in audit-related services from fiscal year 2016 to 2017 was primarily due to the due diligence services and consultation on financial reporting matters provided in connection with the Polaris acquisition in fiscal year 2016.

Tax fees

        Tax fees consist of fees for foreign tax structuring assistance and tax due diligence services provided in connection with acquisitions, including the Polaris acquisition. The audit committee has determined that the provision of these services to us by KPMG is compatible with maintaining their independence.

All other fees

        All other fees relate to permissible non-audit services, and primarily include IT process assessment services.

        All of the foregoing fees were pre-approved by the audit committee.

        For Proposal 2, the ratification of the appointment of KPMG LLP as the Company's independent registered public accountants for the current fiscal year, an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on each such matter is required for approval.

Recommendation of the board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE "FOR" THE RATIFICATION OF KPMG LLP
AS VIRTUSA CORPORATION'S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
FOR FISCAL YEAR ENDING MARCH 31, 2018

PROPOSAL 3
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

        The following proposal, commonly known as a say-on-pay proposal, gives our stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as discussed in this proxy statement. Accordingly, we are asking our stockholders to vote "FOR" the following resolution at our annual meeting of stockholders:

          "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion."

        This vote is advisory, and therefore not binding on the Company, the compensation committee or our board of directors. However, our board of directors and our compensation committee value the opinions of our stockholders and intend to take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE "FOR" THE APPROVAL OF, ON AN ADVISORY BASIS,
THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4
ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY
VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

        Section 14A of the Exchange Act requires us to submit a non-binding, advisory resolution, commonly known as a say-on-frequency proposal, to stockholders at least once every six years to determine whether advisory votes on executive compensation, such as Proposal 3 of this proxy statement, should be held every one, two or three years.

        The Board of Directors has determined that an annual advisory "say-on-pay" vote is the best approach for the Company and its stockholders. In formulating its recommendation, the board of directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation program as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation programs.

        This vote is advisory, and therefore not binding on the Company, the compensation committee or our board of directors. However, our board of directors and our compensation committee value the opinions of our stockholders and intend to take into account the outcome of the vote when considering the frequency of holding future advisory votes on the compensation of our named executive officers.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE, ON AN ADVISORY BASIS, "FOR" A VOTE ON THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS TO BE HELD ONCE EVERY YEAR.

OTHER MATTERS

        The board of directors knows of no other matters to be brought before the annual meeting. If any other matters are properly brought before the annual meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

STOCKHOLDER PROPOSALS

        Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2018 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act by the Securities and Exchange Commission, must be received at the Company's principal executive offices not later than March 31, 2018. Stockholders who wish to make a proposal at the 2018 annual meeting—other than one that will be included in the Company's proxy statement—must notify us between May 10, 2018 and June 9, 2018. If a stockholder who wishes to present a proposal fails to notify us by June 9, 2018 and such proposal is brought before the 2018 annual meeting, then under the Securities and Exchange Commission's proxy rules, the proxies solicited by management with respect to the 2018 annual meeting will confer discretionary voting authority with respect to the stockholder's proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the Securities and Exchange Commission's proxy rules. In order to curtail controversy as to the date on which we received a proposal, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to:

Virtusa Corporation 2000 West Park Drive Westborough, Massachusetts 01581 Attn: Secretary

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such persons are required by regulations of the Securities and Exchange Commission to furnish us with copies of all such filings. Based solely on our review of copies of such filings we believe that all such persons complied on a timely basis with all Section 16(a) filing requirements during the fiscal year ended March 31, 2017.

EXPENSES AND SOLICITATION

        The cost of solicitation of proxies will be borne by us and, in addition to soliciting stockholders by mail through its regular employees, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have our stock registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some stockholders in person or by mail, telephone, e-mail or telegraph following the original solicitation. We may also retain an independent proxy solicitation firm to assist in the solicitation of proxies.

VIEWING OF PROXY MATERIALS VIA THE INTERNET

        Federal Law permits us to distribute our annual report and this proxy statement to our stockholders in a fast and efficient manner via the Internet. This reduces the amount of paper delivered to a stockholder's address and eliminates the cost of sending these documents by mail. Stockholders may elect to view all future annual reports and proxy statements on the Internet instead of receiving them by mail. If you would like to receive future stockholder communications over the Internet exclusively, and no longer receive any material by mail, please visit www.envisionreports.com/VRTU, for registered holders or visit www.edocumentview.com/VRTU for beneficial holders, and follow the instructions in the secured website, enter your account number (shown on your proxy card) and tax identification number to log in, and then select receive company mailings via e-mail and provide your e-mail address. Your election to view proxy materials online is perpetual unless you revoke it later.

HOUSEHOLDING OF PROXY MATERIALS

        Our 2017 Annual Report, including audited financial statements for the fiscal year ended March 31, 2017 is being mailed to you along with this proxy statement. In order to reduce printing and postage costs, Broadridge Financial Solutions has undertaken an effort to deliver only one Annual Report and one proxy statement to multiple shareholders sharing an address. This delivery method, called "householding," is not being used, however, if Broadridge has received contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one proxy statement, we will deliver promptly a separate copy of the Annual Report and the proxy statement to any shareholder who sends a written request to Virtusa Corporation, 2000 West Park Drive, Westborough, Massachusetts 01581, Attn: Secretary, (508) 389-7300. If your household is receiving multiple copies of our Annual Report or proxy statement and you wish to request delivery of a single copy if to any shareholder who sends a written request to:

Virtusa Corporation 2000 West Park Drive Westborough, Massachusetts 01581 Attn: Secretary

Virtusa Corporation
Proxy for Annual Meeting of Stockholders

September 7, 2017

SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints Ranjan Kalia and Paul D. Tutun, together, and each of them singly, proxies, with full power of substitution to vote all shares of stock of Virtusa Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Virtusa Corporation to be held on Thursday, September 7, 2017 at 8:00 a.m., local time, at the offices of Virtusa Corporation located at 2000 West Park Drive, Westborough, Massachusetts 01581, and at any adjournments or postponements thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated August 1, 2017, a copy of which has been received by the undersigned.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4 AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. YOU MAY ALSO SUBMIT YOUR VOTE VIA THE INTERNET (www.envisionreports.com/VRTU) BY FOLLOWING THE INSTRUCTIONS IN THE SECURE WEBSITE OR BY TELEPHONE (1-800-652-VOTE (8683)) BY FOLLOWING THE INSTRUCTIONS IN THE RECORDED MESSAGE, IN EACH CASE BY 1:00 A.M. EASTERN TIME, ON SEPTEMBER 7, 2017. IF YOU VOTE VIA THE INTERNET OR VIA TELEPHONE OR HAVE PREVIOUSLY SENT YOUR PROXY IN, YOU WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE ANNUAL MEETING.

SEE REVERSE SIDE

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED
☒ Please mark votes with a checkmark as in this example.

The Board of Directors recommends a vote FOR items 1, 2 and 3 and a vote once every ONE year on item 4.

        1.     To elect three members to the board of directors, nominated by the board of directors, to serve for a three-year term as class I directors and, with respect to the holders of our Series A Convertible Preferred Stock, one (1) Series A director, until his or her successor is duly elected and qualified or until such Series A director's right to hold the office terminates, whichever occurs earlier, in each case until his respective successor has been duly elected and qualified, or until his earlier death, resignation or removal. The Board recommends a vote FOR each nominee.

        CLASS I NOMINEES: William K. O'Brien, Al-Noor Ramji and Joseph G. Doody

For All ☐	Withhold For All ☐	For All Except ☐	To withhold authority to vote for any individual nominee, mark "For All Except" and write the nominee's name below.

        SERIES A NOMINEE: Vikram S. Pandit

For ☐	Against ☐	Abstain ☐

        2.     To ratify the appointment of the firm of KPMG LLP, as our independent registered public accounting firm, for the fiscal year ending March 31, 2018. The Board recommends a vote FOR this proposal number 2.

☐ FOR	☐ AGAINST	☐ ABSTAIN

        3.     To approve, on an advisory basis, the compensation of our named executive officers. The Board recommends a vote FOR this proposal number 3.

☐ FOR	☐ AGAINST	☐ ABSTAIN

        4.     To approve, on an advisory basis, the frequency of holding future advisory votes on the compensation of our named executive officers.

☐ 1 year	☐ 2 years	☐ 3 years	☐ Abstain

The Board recommends a vote to hold an advisory vote on the compensation of our named executive officers once every year.

        5.     To transact such other business as may properly come before the annual meeting and any adjournment thereof.

☐ MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

        Important notice regarding the availability of the proxy materials for the Annual Meeting of Stockholders to be held on Thursday, September 7, 2017: the Proxy Statement, Annual Report to Stockholders, and the address of the location of the Annual Meeting of Stockholders, for registered stockholders are available at www.envisionreports.com/VRTU, and for beneficial holders with shares in street name, at www.edocumentview.com/VRTU.

SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints Ranjan Kalia and Paul D. Tutun, together, and each of them singly, proxies, with full power of substitution to vote all shares of stock of Virtusa Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Virtusa Corporation to be held on Thursday , September 7, 2017 at 8:00 a.m., local time, at the offices of Virtusa Corporation located at 2000 West Park Drive, Westborough, MA 01581, and at any adjournments or postponements thereof, upon matter set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated August 1, 2017, a copy of which has been received by the undersigned.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 and 4 AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON THESE MATTERS AND ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

See Reverse Side